Exhibit 10.1
LEASE AGREEMENT
by and between
AGNL BLING, L.L.C.,
a Delaware limited liability company
as LANDLORD
and
CLAIRE’S BOUTIQUES, INC.,
a Colorado corporation,
as TENANT
Premises: 2400 West Central Road, Hoffman Estates, Illinois
Dated as of: February 19, 2010

1.	Demise of Premises	1
2.	Certain Definitions	1
3.	Title and Condition	10
4.	Use of Leased Premises; Quiet Enjoyment	12
5.	Term	13
6.	Basic Rent	13
7.	Additional Rent	14
8.	Net Lease; Non-Terminability	15
9.	Payment of Impositions	16
10.	Compliance with Laws and Easement Agreements; Environmental Matters	17
11.	Liens; Recording	21
12.	Maintenance and Repair	21
13.	Alterations and Improvements	23
14.	Permitted Contests	23
15.	Indemnification	24
16.	Insurance	26
17.	Casualty and Condemnation	28
18.	Termination Events	30
19.	Restoration	31
20.	[Intentionally Omitted]	32
21.	Assignment and Subletting; Prohibition against Leasehold Financing	32
22.	Events of Default	36
23.	Remedies and Damages Upon Default	37
24.	Notices	40
25.	Estoppel Certificate	41
26.	Surrender	41
27.	No Merger of Title	42
28.	Books and Records	42
29.	Non-Recourse as to Landlord	44
30.	Financing	44
31.	Subordination, Non-Disturbance and Attornment	44
32.	[Intentionally Omitted]	44
33.	Tax Treatment; Reporting	44
34.	[Intentionally Omitted]	45
35.	Security Deposit	45
36.	Permitted Leasehold Mortgages	46
37.	[Intentionally Omitted]	47
38.	Miscellaneous	47

SCHEDULES

Schedule 10(c)		Environmental Reports
Schedule 10(j)		Above-Ground Storage Tanks
Schedule 12(a)		Immediate Repairs
Schedule 16(a)		Existing Insurance Policies

EXHIBITS

Exhibit A	-	Real Property
Exhibit B	-	Equipment
Exhibit B-1	-	Excluded Fixtures and Equipment
Exhibit C	-	Permitted Encumbrances
Exhibit D	-	Basic Rent Payments
Exhibit E	-	Certification Related to the USA Patriot Act
Exhibit F	-	Form of ACH Authorization Agreement
Exhibit G	-	Form of Subordination Agreement
     - ii -

     LEASE AGREEMENT (as amended, supplemented or modified, this “Lease”), made as of this 19th day of February, 2010, between AGNL BLING, L.L.C., a Delaware limited liability company (together with its successors and assigns “Landlord”), with an address at c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor New York, New York 10167-0094, and CLAIRE’S BOUTIQUES, INC., a Colorado corporation (together with its successors and permitted assigns, “Tenant”) with an address at 2400 West Central Road, Hoffman Estates, Illinois 60192.
     In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
1.     Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the “Leased Premises”):
     (a) the real property located at 2400 West Central Road, Hoffman Estates, Illinois, and being more particularly described in Exhibit A (the “Real Property”);
     (b) the building containing approximately 527,661 square feet in the aggregate (the “Building”) and all other structures and improvements situated on, or affixed or appurtenant to the Real Property (collectively, the “Improvements”);
     (c) all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Real Property, including (i) easements over other lands granted by any Easement Agreement and (ii) any streets, ways, alleys, vaults, gores or strips of land adjoining the Real Property (collectively, the “Appurtenances”);
     (d) all fixtures located on or affixed to the Real Property or the Improvements (collectively, the “Fixtures”);
     (e) all machinery, equipment and other property described in Exhibit B (collectively, the “Equipment”); and
     (f) all plans, specifications, drawings, permits, rights and warranties (collectively, the “Intangible Property”).
2.     Certain Definitions.
     “Acquisition Cost” means Eighteen Million Fifty-Five Thousand Dollars ($18,055,000).
     “Additional Rent” is defined in Paragraph 7(a).
     “Affiliate” of any Person means any Person which (a) controls, (b) is under the control of, or (c) is under common control with such Person (the term “control” as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation) or the power to direct or cause the direction of the management or policies of such Person.

     “Alterations” means all changes, additions, improvements or repairs to, all alterations, reconstructions, restorations, renewals, replacements or removals of, and all substitutions or replacements for, any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary and shall include any Major Alterations.
     “Appurtenances” is defined in Paragraph 1(c).
     “Asset Transfer” is defined in Paragraph 21(j).
     “Assignment” means any assignment of rents and leases by Landlord which (a) encumbers the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.
     “Basic Rent” is defined in Paragraph 6(a).
     “Basic Rent Adjustment Date” is defined in Paragraph 3 of Exhibit D.
     “Basic Rent Payment Date” is defined in Paragraph 6(a).
     “Beginning CPI” is defined in Paragraph 4(a) of Exhibit D.
     “Building” is defined in Paragraph 1(b).
     “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
     “Cash Security Deposit” is defined in Paragraph 35(a).
     “Casualty” means any loss of or damage to or destruction of all or any portion of the Leased Premises.
     “Code” is defined in Paragraph 33.
     “Commencement Date” is defined in Paragraph 5(a).
     “Condemnation” means (a) any taking or damaging of all or a portion of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, (b) any de facto condemnation, or (c) any Requisition. A Condemnation shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the applicable Law.
     “Condemnation Notice” means notice or knowledge of the institution of or any threatened institution of any proceeding for Condemnation.
     “Control” is defined in Paragraph 21(k).
     “Control Person” is defined in Paragraph 21(k).

     “Costs” of a Person or associated with a specified transaction or occurrence means all reasonable and documented costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses, consultants’ fees and expenses, travel costs, court costs, real estate brokerage fees, mortgage brokerage fees, escrow fees, title insurance premiums and expenses, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.
     “Covered USTs” is defined in Paragraph 10(j).
     “CPI” is defined in Paragraph 2 of Exhibit D.
     “Credit Entity” means any Person that immediately following an assignment, subletting, Asset Transfer or Change of Control and having given effect thereto, will have a publicly traded unsecured senior debt rating of “Baa” or better from Moody’s or a rating of “BBB” or better from S&P (or, if such Person does not then have publicly traded rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency and will not be on “Negative Credit Watch”), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord.
     “Current Letter of Credit” is defined in Paragraph 35(a).
     “Default Rate” is defined in Paragraph 7(a)(iv).
     “Easement Agreement” means any condition, covenant, restriction, easement, declaration, license or other agreement listed as a Permitted Encumbrance or as may hereafter affect the Leased Premises.
     “Environmental Adverse Condition” means the presence or likely presence of any Hazardous Substances on a property under conditions that indicate an existing release, a past release, or material threat of a release of any Hazardous Substances into structures at the Leased Premises or into or on the ground, ground water, or surface water of the property, or the presence or likely presence of any environmental condition that could materially effect operations at the Leased Premises in connection with a Permitted Use.
     “Environmental Law” means (a) whether now in effect or hereafter enacted or promulgated, any applicable Federal, state, foreign or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, in each case, in effect as of the Commencement Date or enacted, promulgated or issued during the Term, including any Renewal Terms, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, and (b) any applicable common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) in effect during the Term, including any Renewal Terms, that imposes liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or inadvertent ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the National Environmental Policy Act and the Hazardous Materials Transportation Act, each as amended and hereafter in effect during the Term, including any Renewal Terms, and any similar state or local Law.

     “Environmental Violation” means (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in each case, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could reasonably be expected to result in any liability to any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any adjoining property, in each case, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could reasonably be expected to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any drums, barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any other activity, occurrence or condition which could reasonably be expected to result in any liability, cost or expense under Environmental Law to Landlord, Tenant or Lender or any other owner or occupier of the Leased Premises, or which could reasonably be expected to result in a creation of a lien on the Leased Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.
     “Equipment” is defined in Paragraph 1(e).
     “Escrow Charges” is defined in Paragraph 9(b).
     “Escrow Payment” is defined in Paragraph 9(b).
     “Event of Default” is defined in Paragraph 22.
     “Existing Insurance Policies” is defined in Paragraph 16(a).
     “Expiration Date” is defined in Paragraph 5(a).
     “First Full Basic Rent Payment Date” is defined in Paragraph 3 of Exhibit D.
     “Fixtures” is defined in Paragraph 1(d).
     “Future Tax” is defined in Paragraph 9(a).

     “GAAP” is defined in Paragraph 28(a).
     “Guarantor” means any of Claire’s, Inc., a Delaware corporation, Claire’s Stores, Inc., a Florida corporation, CBI Distributing Corp., a Delaware corporation, and BMS Distributing Corp., a Delaware corporation, individually, or all of them, collectively, as the context shall require, any Replacement Guarantor or any successor or permitted assignee thereof.
     “Guaranty” means the Guaranty Agreement dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant’s obligations under this Lease, as amended, modified or supplemented from time to time.
     “Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly; (a) procures, generates or creates any Hazardous Substance; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, soil, ground water, watercourses or water systems); (c) involves the containment or storage of any Hazardous Substance; or (d) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.
     “Hazardous Condition” means any condition which results in, or could reasonably be expected to result in, a liability under any Environmental Law, including the presence of underground storage tanks.
     “Hazardous Substance” means (a) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (b) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, mold and other microbial contamination, and polychlorinated biphenyls.
     “Immediately Available Funds” means federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.
     “Immediate Repairs” is defined in Paragraph 12(a).
     “Impositions” is defined in Paragraph 9(a).
     “Improvements” is defined in Paragraph 1(b).
     “Indemnitee” means a Tenant Indemnitee or a Landlord Indemnitee as the context shall require.

     “Information” is defined in Paragraph 38(p).
     “Insurance Requirements” means the requirements of all insurance policies required to be maintained in accordance with this Lease.
     “Intangible Property” is defined in Paragraph 1(f).
     “Interested Persons” is defined in Paragraph 38(p).
     “Landlord” is defined in the introductory Paragraph.
     “Landlord Indemnitee” means (a) Landlord, (b) Lender, (c) any director, member, officer, general partner, limited partner, employee or agent of Landlord or Lender (or any legal representative, heir, estate, successor or assign of any thereof), (d) any predecessor or successor partnership, corporation, limited liability company (or any other entity) of Landlord or Lender, or any of its general partners, members or shareholders, or (e) any affiliate of Landlord or Lender.
     “Late Charge” is defined in Paragraph 7(a)(ii).
     “Law” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.
     “Lease” is defined in the introductory Paragraph.
     “Leased Premises” is as defined in Paragraph 1.
     “Lease Year” means, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.
     “Legal Requirements” means the requirements of all present and future Laws applicable during the Term, including all applicable permit and licensing requirements and all covenants, restrictions and conditions, including all Easement Agreements, now or hereafter of record which may be applicable to Tenant or to the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises.
     “Lender” means any Person which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note, together with its successors, transferees and assigns.
     “Letter of Credit” means an irrevocable standby letter of credit that provides for automatic renewal sixty (60) days prior to the expiration thereof, in form and substance satisfactory to Landlord, issued by a bank or financial institution reasonably acceptable to Landlord (a) that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, (b) whose long-term unsecured and unsubordinated debt obligations are rated in not lower than the second highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) or their respective successors (the “Rating Agencies”) (which, as of the date hereof, shall mean AA from Fitch, Aa from Moody’s or AA from S&P) and (c) which has a short-term deposit rating in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-2 from S&P).

     “Loan” means any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.
     “MAI” means Member, Appraisal Institute.
     “Monetary Obligations” means Rent, Impositions, Escrow Charges and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.
     “Moody’s” means Moody’s Investor Services, Inc.
     “Mortgage” means any mortgage or deed of trust entered into by Landlord which (a) encumbers the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
     “Net Award” means (a) the entire award payable to Landlord or Lender by reason of a Condemnation, less any sums paid pursuant to a separate claim by Tenant for (i) any furniture, fixtures and equipment owned by Tenant and affected by such Condemnation, or (ii) Tenant’s relocation expenses; or (b) the entire proceeds of any insurance policy by reason of a Casualty, in each case, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.
     “Net Sublet Rent” is defined in Paragraph 21(h).
     “Non-Preapproved Assignee” is defined in Paragraph 21(b).
     “Non-Preapproved Assignment” is defined in Paragraph 21(b).
     “Note” means any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
     “Parent Guarantor” means Claire’s Stores, Inc. and any Person that is a successor thereto whether by way of a corporate merger, acquisition or change of control or by way of a Permitted Asset Transfer or Permitted Change of Control; provided that such Person delivers a Guaranty satisfactory to Landlord.
     “Partial Casualty” means any Casualty which does not constitute a Termination Event.
     “Partial Condemnation” means any Condemnation which does not constitute a Termination Event.

     “Permitted Asset Transfer” is defined in Paragraph 21(j).
     “Permitted Change of Control” is defined in Paragraph 21(k).
     “Permitted Encumbrances” means those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit C.
     “Permitted Leasehold Mortgage” is defined in Paragraph 36.
     “Permitted Use” is defined in Paragraph 4(a).
     “Permitted Violations” is defined in Paragraph 14.
     “Person” means an individual, partnership, limited liability company, association, corporation or other entity.
     “Preapproved Sublet” is defined in Paragraph 21(c).
     “Prepayment Premium” means any payment required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest) solely by reason of any prepayment or defeasance by Landlord of any principal due under such Loan, and which may, without limitation, take the form of (a) a “make whole” or yield maintenance clause requiring a prepayment premium or (b) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (i) the total amount required to defease a Loan and (ii) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender).
     “Present Value” of any amount means such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.
     “Prime Rate” means the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.
     “Prior Months” is defined in Paragraph 4(a) in Exhibit D.
     “Property Condition Report” is defined in Paragraph 12(b).

     “Purchase and Sale Agreement” means the Purchase and Sale Agreement dated as of the date hereof between Seller and Landlord, as amended, supplemented and modified.
     “Real Property” is defined in Paragraph 1(a).
     “Relevant Date” means (a) in the event of a Termination Notice pursuant to Paragraph 18 with respect to a Condemnation, the date immediately prior to the date on which the applicable Condemnation Notice is received and (b) in the event of a Termination Notice pursuant to Paragraph 18 with respect to a Casualty, the date immediately prior to the date on which the applicable Casualty occurs.
     “Remaining Obligations” is defined in Paragraph 18(e).
     “Remaining Sum” is defined in Paragraph 19(c).
     “Renewal Date” is defined in Paragraph 5(b).
     “Renewal Term” is defined in Paragraph 5(b).
     “Rent” means, collectively, Basic Rent and Additional Rent.
     “Replacement Guarantor” means the Guarantor under any Replacement Guaranty.
     “Replacement Guaranty” is defined in Paragraph 21(k).
     “Requesting Party” is defined in Paragraph 25.
     “Requisition” means a temporary requisition or confiscation of the use or occupancy of all or a portion of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation.
     “Responding Party” is defined in Paragraph 25.
     “Restoration Fund” is defined in Paragraph 19(a).
     “Review Criteria” is defined in Paragraph 21(b).
     “S&P” means Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.
     “SEC” is defined in Paragraph 28(c).
     “Security Deposit” is defined in Paragraph 35(a).
     “Seller” means Tenant.
     “Senior Credit Facility” means that certain Credit Agreement dated May 29, 2007, among Tenant, as Borrower, and the Lenders, Agents and others party thereto.

     “Set-Off” is defined in Paragraph 8(a).
     “Site Assessment” is defined in Paragraph 10(c).
     “Site Reviewers” is defined in Paragraph 10(c).
     “Specially Designated National or Blocked Person” is defined in Paragraph 38(o).
     “Sponsor” is defined in Paragraph 6(c).
     “State” means the State of Illinois.
     “Surviving Obligations” means any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.
     “Tenant” is defined in the introductory Paragraph.
     “Tenant Indemnitee” means (a) Tenant, (b) any director, member, officer, general partner, limited partner, employee or agent of Tenant (or any legal representative, heir, estate, successor or assign of any thereof), (d) any predecessor or successor partnership, corporation, limited liability company (or any other entity) of Tenant, or any of its general partners, members or shareholders, or (e) any affiliate of Tenant.
     “Term” is defined in Paragraph 5(a).
     “Termination Date” is defined in Paragraph 18(d).
     “Termination Event” means a Casualty or Condemnation described in Paragraph 18(a), (b) or (c).
     “Termination Notice” is defined in Paragraph 18(a).
     “Third Party Purchaser” is defined in Paragraph 21(i).
     “USTs” is defined in Paragraph 10(j).
     “Warranties” is defined in Paragraph 3(d).
     “Work” is defined in Paragraph 13(b).
3.     Title and Condition.
     (a) The Leased Premises are demised and let subject to (i) any Mortgage and Assignment in effect from time to time, (ii) the state of title of the Leased Premises as of the date hereof, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the date hereof, without representation or warranty by Landlord.

     (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS, WHERE IS AND WITH ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) THE FITNESS, DESIGN OR CONDITION OF THE LEASED PREMISES FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OR PRESENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LEGAL REQUIREMENT; AND ALL RISKS RELATED TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS, IMPLIED OR CREATED BY APPLICABLE LAW, WITH RESPECT TO THE CONDITION OF THE LEASED PREMISES.
     (c) Tenant acknowledges that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant represents and warrants to Landlord that (i) Tenant has only the leasehold right of possession and use of the Leased Premises, as provided herein, (ii) neither Tenant nor any agent, officer, employee, principal or affiliate of Tenant has granted or knowingly suffered to exist any unrecorded deeds, mortgages, land contracts, options to purchase, agreements or other instruments adversely affecting title to the Leased Premises or any lien, encumbrance, transfer of interest, constructive trust, or other equity in the Leased Premises, and (iii) Tenant has received no notice of any Casualty, Condemnation or pending or threatened special assessments affecting the Leased Premises. The foregoing representations and warranties and the representations and warranties contained in the Purchase and Sale Agreement shall survive the date on which this Lease is fully executed.

     (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the right to enforce all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its Affiliate or designee acquires the Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to the Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any Warranties upon the occurrence and during the continuance of an Event of Default. Tenant shall use commercially reasonable efforts to enforce the Warranties in accordance with their respective terms and shall co-operate with Landlord to the extent necessary permit Landlord to enforce such Warranties after the expiration or earlier termination of this Lease. The foregoing requirement shall survive the expiration or earlier termination of this Lease.
4.     Use of Leased Premises; Quiet Enjoyment.
     (a) Tenant and any assignee or subtenant of Tenant may occupy and use the Leased Premises as a warehouse and distribution center and/or general office use associated with the business of Tenant or such assignee or subtenant (the “Permitted Use”) and for no other purpose without the prior written consent of Landlord. Tenant shall be responsible for obtaining and maintaining all permits, licenses, certificates of occupancy, or any other items required by Law or any Legal Requirement with respect to Tenant’s Permitted Use and occupancy of the Leased Premises. Tenant shall not use or occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner which would or might (i) violate any Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the material Warranties, (iv) cause structural injury to any of the Improvements, or (v) constitute a public or private nuisance or waste. If during the Term Tenant’s use or occupancy of the Leased Premises are no longer permitted by Law or any Legal Requirement, Tenant shall not have the right to terminate this Lease.
     (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof. Tenant shall have access to the Leased Premises twenty-four (24) hours per day, seven (7) days per week. Landlord or its agents may enter upon and examine the Leased Premises at such reasonable times as Landlord may select and upon thirty-six (36) hours notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default, showing the Leased Premises to prospective Lenders and purchasers, making any repairs and taking such other action with respect to the Leased Premises as is permitted by any provision hereof. Tenant shall permit inspection of the Leased Premises by any federal, state, county or municipal officer or representative to determine if the Leased Premises or any portion thereof comply with any Legal Requirement.

5.     Term.
     (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (as extended or renewed in accordance with the provisions hereof, including any exercised Renewal Term, (the “Term”) commencing on the date hereof (the “Commencement Date”) and ending on the last day of the two hundred fortieth (240th) full calendar month next following the date hereof (the “Expiration Date”). If all Rent and all other sums due hereunder shall not have been fully paid by the end of the Term, Landlord may, at its option, extend the Term until all said sums shall have been fully paid.
     (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) anniversary of the Expiration Date (each such date, a “Renewal Date”), the Term shall be extended for an additional period of five (5) years (each of the extension periods, a “Renewal Term”), provided that Tenant shall have notified Landlord in writing at least eighteen (18) months prior to such Renewal Date that Tenant has elected to so extend this Lease as of the next Renewal Date. At Landlord’s request at any time after the giving of a notice of renewal, Tenant shall execute a notice in recordable form confirming such Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease (except that Tenant shall not have the right to any additional Renewal Terms except as otherwise provided herein).
     (c) If Tenant does not exercise any of its options pursuant to Paragraph 5(b) to extend the Term for an additional Renewal Term, or if an Event of Default occurs and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last eighteen (18) months of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.
6.     Basic Rent.
     (a) Tenant shall pay to Landlord for the Leased Premises during the Term, annual rent in the amounts (“Basic Rent”) and on the dates (each, a “Basic Rent Payment Date”) provided for in Exhibit D. Each payment of Basic Rent shall be made to Landlord (or one or more other Persons as Landlord may designate) on each Basic Rent Payment Date, without offset, abatement or deduction, pursuant to Subparagraph (b) below.
     (b) Tenant shall deliver to Landlord a complete Authorization Agreement — Pre-Arranged Payments substantially in the form of Exhibit F, together with a voided check for account verification, establishing arrangements whereby payments of Basic Rent are transferred by Automated Clearing House Debit initiated by Landlord from an account established by Tenant at a bank acceptable to Buyer that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, to such account as Landlord may designate. Tenant shall continue to pay all Basic Rent by Automated Clearing House Debit until otherwise directed by Landlord. Notwithstanding the foregoing, unless and until any payment of Basic Rent is more than five (5) days late, Landlord will permit Tenant to initiate such Automated Clearing House Debits.

     (c) If, at any time, Tenant is owned directly or indirectly by one or more private equity funds or other financial sponsors which receive a management fee or other comparable distribution (“Sponsor”) which is payable directly by Tenant or payable indirectly by Tenant as a pass-through to an Affiliate of Tenant, Tenant shall cause each such Sponsor to enter into a Subordination Agreement substantially in the form of Exhibit G, subordinating Sponsor’s right to collect its management fee to Landlord’s right to collect Basic Rent under this Lease. For the avoidance of doubt, the Management Services Agreement, dated as of May 29, 2007, between Claire’s Stores, Inc., Bauble Holdings Corp., Apollo Management VI, L.P., Tri-Artisan Capital Partners, LLC and TACP Investments — Claire’s LLC as in effect on the date hereof, and any internal license fees or other intercompany operating expenses or operating expense reimbursement obligations not in the nature of a Sponsor management fee shall not be subject to this provision.
7.     Additional Rent.
     (a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):
          (i) except as otherwise specifically provided herein, all Costs of Tenant and all reasonable and documented external Costs of Landlord (including Landlord’s reasonable internal Costs after the occurrence of an Event of Default by the Tenant, and any Costs of Lender for which Landlord is responsible) which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, construction, maintenance, alteration, repair or restoration of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) any Condemnation proceedings, (D) the adjustment, settlement or compromise of any insurance claims involving or arising from the Leased Premises, (E) the prosecution, defense or settlement of any litigation involving or arising from the Leased Premises, (F) the exercise or enforcement by Landlord of any of its rights under this Lease, (G) any amendment or supplement to or modification or termination of this Lease requested by Tenant or necessitated by any action of Tenant, including without limitation the occurrence and continuation of any Event of Default under this Lease, (H) any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of Tenant upon Tenant’s failure to perform such act as provided in this Lease, or the review and monitoring of compliance by Tenant with the terms of this Lease and applicable Law, (I) Tenant’s failure to act promptly in an emergency situation, (J) Rent payments, and (K) all other items specifically required to be paid by Tenant under this Lease;
          (ii) if all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to five percent (5%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its Costs and inconvenience incurred as a result of Tenant’s delinquency;

          (iii) a sum equal to any additional amounts (including any late charge in excess of the amount payable under clause (ii) above for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, default penalties, interest in excess of amounts payable under clause (iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender’s counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and
          (iv) interest at the rate (the “Default Rate”) of two percent (2%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when such amount becomes due.
     (b) Tenant shall pay and discharge any Additional Rent when the same shall become due; provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) days after Landlord’s written demand for payment thereof.
     (c) In no event shall amounts payable under Paragraphs 7(a)(ii), (iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.
     (d) Notwithstanding anything to the contrary contained herein, the following items shall be excluded as Additional Rent: (i) any depreciation or amortization charges with respect to the Leased Premises; (ii) Costs incurred due to a violation of Law by Landlord (except to the extent such violation is caused by the action or inaction of Tenant) of default by Landlord under this Agreement; (iii) scheduled interest payments or amortization of principal on any Loans or other indebtedness of Landlord; (iv) salaries and wages (including fringe benefits) of Landlord’s employees; (v) any expense for which Landlord is otherwise compensated or has the right to be compensated through the proceeds of the insurance maintained by Tenant in accordance with this Lease; (vi) advertising, promotional and entertainment expenditures (except to the extent incurred in connection with the remarketing, resale or re-letting of the Leased Premises after the occurrence of an Event of Default by the Tenant); (vii) management or other fees paid to affiliates of Landlord (except to the extent incurred in connection with the management, remarketing, resale or re-letting of the Leased Premises after the occurrence of an Event of Default by the Tenant); (viii) Landlord’s transaction costs in connection with any financing and refinancing of the Leased Premises; (ix) interest, fines, penalties or other late charges payable by Landlord to Lender to the extent not caused by Tenant; and (x) the cost of any judgment, settlement or arbitration award resulting from any liability due to Landlord’s negligence or willful misconduct.
8.     Net Lease; Non-Terminability.
     (a) This is an absolute net lease and all Monetary Obligations shall be paid without notice or demand, except as otherwise expressly set forth herein, and without set-off, recoupment, abatement, suspension, deferment, diminution, deduction or reduction (collectively, a “Set-Off”).

     (b) Except as otherwise expressly set forth herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.
     (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).
     (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law to (i) quit, terminate or surrender this Lease or the Leased Premises, or (ii) any Set-Off of any Monetary Obligations.
9.     Payment of Impositions.
     (a) Landlord acknowledges that Landlord is receiving the original real and personal property tax invoices directly from Cook County and hereby agrees to provide such originals to Tenant in a timely manner. Tenant shall pay and discharge when due: all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes); all charges for any Easement Agreement; all assessments and levies; all fines, penalties and other Costs in connection with noncompliance with any applicable Law; all permit, inspection and license fees; all rents and charges for water, sewer, utility and communication services relating to the Leased Premises; all ground rents, if any, and all other public charges, imposed upon or assessed against (i) Tenant, (ii) Tenant’s interest in the Leased Premises, (iii) the Leased Premises, (iv) Landlord as a result of or arising in respect of the ownership, occupancy, leasing, use, or possession (or sale that occurs after the occurrence of an Event of Default by the Tenant) of the Leased Premises, any activity conducted on the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the “Impositions”); provided that nothing herein shall obligate Tenant to pay (A) income, excess profits, franchise or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge, e.g., a real property tax that is recharacterized as a franchise tax), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. Upon expiration of the Term (or any earlier termination of this Lease), Tenant shall pay Landlord for unpaid taxes up to and including such date that shall become due and owing thereafter. Landlord shall make a reasonable estimate of such unpaid taxes based on the prior year’s tax bills, and shall perform a reconciliation promptly after the actual information becomes available. In the event that any ad valorem or other future real property tax (“Future Tax”) is decreed or characterized by Law as an income tax and Tenant is thereby prohibited by any applicable Law from paying such Future Tax pursuant to this Paragraph 9(a), Landlord and Tenant agree that Basic Rent shall be adjusted by the amount necessary to provide Landlord the same net yield as Landlord would have received but for the implementation or characterization of such Future Tax. Prior to or on the date the Future Tax takes effect, Landlord shall provide Tenant with notice of the revised Basic Rent under this Lease. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments, provided such option to pay any Imposition in installments shall not hinder or prevent Landlord from exercising any of its rights set forth in this Lease. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within five (5) days after the due date thereof, and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s written request therefor.

     (b) Following the occurrence of an Event of Default, Tenant shall pay to Landlord or Lender such amounts (each an “Escrow Payment”) as required by Landlord or Lender so that there shall be in an escrow account an amount sufficient to pay as they become due the Escrow Charges that will accrue over such period of time as Landlord or Lender shall reasonably require. As used herein, “Escrow Charges” means real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease, payments due under any Easement Agreement and any reserves for capital improvements, deferred maintenance, repair and/or tenant improvements and leasing commissions. Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. The Escrow Payments shall not be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord or Lender shall determine or as required by Law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord.
     (c) Tenant agrees to notify Landlord within five (5) Business Days of any changes to the amounts, schedules, instructions for payment of any Impositions and premiums on any insurance held under this Lease of which Tenant has obtained actual knowledge and authorizes Landlord or Lender to obtain the bills for Impositions or Escrow Charges directly from the appropriate authority or entity.
10.     Compliance with Laws and Easement Agreements; Environmental Matters.
     (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and all applicable Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time during the Term (i) cause, permit, or suffer to occur, any Environmental Violation at or relating to the Leased Premises or Tenant’s operations at the Leased Premises, or any environmental lien whether due to the acts of Tenant or any other party, (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation at or relating to the Leased Premises or Tenant’s operations at the Leased Premises and, at the request of Landlord, Tenant shall promptly remediate or undertake any other appropriate response action, in each case, to the extent required under applicable Environmental Law to correct any existing Environmental Violation, however immaterial, or (iii) without the prior written consent of Landlord, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Real Property, regardless of the depth thereof or the method of mining or extraction thereof. Landlord shall provide Tenant with a copy of any report prepared for Landlord with respect to environmental conditions at the Leased Premises (including any Site Assessments as defined below), provided that Tenant shall have no right to rely on any such reports without Landlord’s prior consent.

     (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not materially alter, modify or amend, or terminate, any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord (which consent shall not be unreasonably withheld). Tenant agrees to reasonably cooperate with Landlord, at Tenant’s sole cost and expense, in connection with (a) the granting of easements, licenses, rights-of-way and other rights and privileges in the nature of Easement Agreements reasonably necessary or desirable for ownership and operation of the Leased Premises as herein provided; (b) the execution of petitions to have the Leased Premises annexed to any municipal corporation or utility district; and (c) the execution of amendments to any covenants and restrictions affecting the Leased Premises; provided, that, in each case, Landlord shall have delivered to Tenant a certificate stating that such grant, release, dedication, transfer, amendment or government action, or other action or agreement will not unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises.
     (c) Upon not less than five (5) Business Days written notice from Landlord (except in the case of an emergency or where the Site Assessment must be initiated in less time as mandated by any applicable Environmental Law or an applicable governmental authority, in which case, notice shall be made as soon as practicable), Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant’s operations and perform environmental site investigations and assessments (“Site Assessments”) on the Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Leased Premises; (ii) within the six month period prior to the expiration of the Term; (iii) if required by Lender or the terms of any credit facility to which Landlord is bound; (iv) if an Event of Default exists; (v) if required under any applicable Law; or (vi) at any other time that, in the opinion of Landlord or Lender, acting reasonably and in good faith, there exists an Environmental Violation or any condition that could reasonably be expected to result in an Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments, including additional Site Assessments that may be required by Lender or any provider of insurance for the Leased Premises; provided that no invasive testing shall be conducted without Tenant’s consent unless (y) in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in an Environmental Violation exists or (z) the invasive testing is required by a governmental authority or pursuant to an Environmental Law. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises in Tenant’s possession as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting any Site Assessments referred to in clause (ii), (iv), (v) and (vi) shall be paid by Tenant, provided however, the cost of performing any invasive testing shall be the responsibility of Landlord in the event such testing relates to any fact or condition identified on Schedule 10(c). The cost of performing all other Site Assessments shall be paid for by Landlord.

     (d) If an Environmental Violation occurs or is found to exist and remediation is required under any applicable Environmental Law, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed Five Hundred Thousand Dollars ($500,000), Tenant shall provide to Landlord, within fifteen (15) days after Landlord’s request therefor, adequate financial assurances, as determined in Landlord’s sole discretion, that Tenant will effect such remediation in accordance with applicable Environmental Laws, and fulfill Tenant’s indemnification obligations that could reasonably be expected to arise as a result of such Environmental Violation. Such financial assurances shall be in an amount equal to one hundred twenty five percent (125%) of Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action. Tenant shall comply with all reasonable requests of Landlord with respect to an Environmental Violation, including without limitation (i) a request to effectuate a remediation of any Environmental Violation, (ii) a request for Tenant to comply with any Environmental Laws or to comply with any directive from a governmental authority, or (iii) a reasonable request to take any action necessary to protect human health and the environment.
     (e) Intentionally omitted.
     (f) If Tenant fails to comply with any applicable requirement of any Environmental Law, Landlord shall have the right (but no obligation), upon five (5) Business Days prior written notice to Tenant (except in the case of an emergency or where action is required sooner by any applicable Environmental Law or applicable governmental authority, in which case no notice shall be required), to take any and all actions as Landlord shall deem necessary in order to comply with such Environmental Law provided that Tenant, to the extent reasonably practicable, shall first be given notice and a reasonable opportunity to cure.
     (g) Tenant shall notify Landlord on the earlier of: (i) three (3) Business Days after obtaining knowledge thereof; (ii) the date on which notice is required to be delivered to any governmental authority under applicable Environmental Law; or (iii) contemporaneous with notice being provided to any governmental authority, with respect to (x) any Environmental Violation (or alleged Environmental Violation), (y) spill or release of any Hazardous Substances that could reasonably be expected to result in a claim or liability under Environmental Law, or (z) noncompliance with any of the covenants contained in this Paragraph 10, and shall forward to Landlord promptly copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

     (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are substantially the same as or more stringent than the covenants contained in Paragraph 10(a).
     (i) Tenant shall, from time to time, upon Landlord’s reasonable request, provide Landlord with evidence (a duly authorized and executed officer’s certificate from Tenant shall be sufficient evidence) satisfactory to Landlord that the Property complies with all Legal Requirements or is exempt from compliance with such Legal Requirements.
     (j) Except as set forth in Schedule 10(j), there are no above-ground storage tanks located on the Leased Premises. Tenant will not install any above-ground storage tanks on the Leased Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, but which consent may be conditioned upon Tenant’s agreement to remove such above-ground storage tanks at the end of the Term, in accordance with applicable Environmental Laws. Unless otherwise directed by Landlord, Tenant shall, at its sole cost and expense (i) remove or close in place in accordance with all applicable Environmental Laws, any underground storage tanks (“USTs”) at the Leased Premises (other than the closed industrial waste clarifier present at the Leased Premises as of the Commencement Date and any USTs already closed in place prior to or during the Term and in compliance with all applicable Environmental Laws) (“Covered USTs”) prior to the termination or expiration of the Term; (ii) remove or close in place any Covered USTs, remove their contents, and associated equipment and piping at the Leased Premises in accordance with Environmental Law; (ii) close any Covered USTs in accordance with Environmental Law; (iii) perform any Site Assessments that Landlord deems necessary, acting reasonably and in good faith, to determine whether the prior use of or removal or closure procedures with respect to any above-ground storage tanks or USTs resulted in an Environmental Adverse Condition; (iv) remediate any Environmental Adverse Condition associated with any such above-ground or USTs in accordance with all applicable Environmental Laws; and (v) to the extent required by any applicable Environmental Law, notify as required all appropriate Governmental Authorities of the closure and removal of any Covered USTs in accordance with Environmental Law. In the event that Landlord notifies Tenant that any or all of the above-ground storage tanks or USTs may remain on the Leased Premises at the termination or expiration of the Term, Tenant shall take all appropriate actions to ensure that such tanks are in good working order, are emptied of all contents, are in compliance with all Environmental Laws, and do not constitute an Environmental Adverse Condition at the termination or expiration of the Term. Prior to the termination or expiration of the Term, Tenant shall provide Landlord with (x) proof of closure or removal of any Covered USTs that Landlord requires to be closed or removed, (y) copies of all Site Assessments performed in conjunction with the closure or removal of any such Covered USTs, and (z) with respect to any Covered UST or above-ground storage tank that Landlord allows Tenant to leave at the Leased Premises, documentation of the regulatory status of all Covered USTs and above-ground tanks at the Leased Premises.

     (k) Tenant will, within sixty (60) days after the date hereof, either (i) supply an asbestos survey in form and substance reasonably acceptable to Landlord and Lender, certifying that no asbestos exists at the Leased Premises; or (ii) implement an Asbestos Operations and Maintenance Plan in form and substance reasonably satisfactory to Landlord and Lender, providing procedures and guidelines that when used during the cleaning, maintenance and general operations of the Leased Premises, will minimize human exposure to asbestos fibers, if any, and minimize release of asbestos fibers, if any, into the environment.
11.     Liens; Recording.
     (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.
     (b) Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease, and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.
12.     Maintenance and Repair.
     (a) Tenant shall complete the repairs listed on Schedule 12(a) (the “Immediate Repairs”) not later than the eight (8) month anniversary of the Commencement Date. Completion of the Immediate Repairs shall be evidenced by Tenant’s delivery of (i) paid receipts showing completion and payment in full for such Immediate Repairs, (ii) lien waivers satisfactory to Landlord, and (ii) a certificate of Tenant, signed by the president or a vice president of Tenant, stating that the Immediate Repairs have been fully completed and comply with the applicable requirements of this Lease and with all Legal Requirements.

     (b) Tenant shall at all times maintain (i) the Leased Premises in as good repair, appearance and condition as they are on the date hereof and fit to be used for the Permitted Use, except for ordinary wear and tear and (ii) the Equipment, in as good working condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of the Leased Premises and the life safety of any occupants of the Leased Premises or their invitees. Tenant shall promptly make all necessary Alterations which may be required to comply with the foregoing requirements of this Paragraph 12(b) or to comply with any Legal Requirement. Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13. Tenant hereby agrees and covenants not to commit or permit the Leased Premises to suffer waste, and shall take all precautions necessary to prevent waste from occurring at the Leased Premises. Tenant shall provide Landlord with an engineering or property condition report (at Tenant’s sole cost and expense and in form and substance satisfactory to Landlord, in Landlord’s sole discretion) not more than twenty-four (24) months nor less than eighteen (18) months prior to the end of the Initial Term or any Renewal Term (a “Property Condition Report”).
     (c) If (i) such Property Condition Report lists replacements of the roof or HVAC systems required on the Leased Premises during the remainder of the Initial Term or any Renewal Term, or (ii) an Alteration or repair to the Leased Premises is required by any applicable Legal Requirement during the last eighteen (18) months of the Initial Term or any Renewal Term, then, provided such Alteration or repair is the result of normal wear and tear and not due to neglect or waste by Tenant, then the cost of such Alteration or repair, as the case may be, will be apportioned between Landlord and Tenant with Tenant’s share equal to the cost of such Alteration or repair, as the case may be, multiplied by a fraction, the numerator of which shall be the remainder of the Term from the time such Alteration or repair needs to be made pursuant to subsections (i) and (ii) above, and the denominator of which shall be the anticipated useful life of such Alteration or repair, as the case may be. If, after any such apportionment, Tenant exercises any Renewal Term, the cost of such Alteration or repair shall be re-apportioned accordingly. If such Alteration or repair is due to neglect or waste by Tenant, Tenant shall bear the full cost of such Alteration and repair, including any reasonable Costs incurred by Landlord to ensure that the Alteration and repair are completed, and such Alteration or repair shall be made in accordance with Paragraphs 12 and 13 of this Lease.
     (d) If any Improvement, hereafter constructed by Tenant or any of its assignees or subtenants, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate any zoning restrictions, including without limitation height or set-back restrictions, or the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any Easement Agreement to which the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

13.     Alterations and Improvements.
     (a) Tenant shall not make (i) any non-structural Alterations to the Leased Premises that cost more than One Million Dollars ($1,000,000) in the aggregate in any twelve (12) month period or (ii) any structural Alterations to the Leased Premises, without having first obtained the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed). Tenant shall not construct upon the Real Property any additional buildings without having first obtained the prior written consent of Landlord, and Tenant shall conduct a comprehensive asbestos inspection prior to any significant renovation or demolition of the Leased Premises. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required.
     (b) If Tenant makes any Alterations pursuant to this Paragraph 13, Major Alterations pursuant to Paragraph 34 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) if such Alterations will cost in excess of One Million Dollars ($1,000,000), Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.
14.     Permitted Contests.
     Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(d) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.
15.     Indemnification.
     (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Landlord Indemnitees from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity (“Landlord Losses”), arising from (i) any matter pertaining to the leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of the Leased Premises by Tenant during the Term (including any Renewal Terms); (ii) any Casualty in any manner affecting the Leased Premises during the Term (including any Renewal Terms), whether or not such Landlord Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said Casualty; (iii) any violation by Tenant of (A) any provision of this Lease, (B) any contract or agreement to which Tenant is a party, (C) any Legal Requirement affecting the Leased Premises or Tenant’s operations at the Leased Premises, in each case, during the Term (including any Renewal Terms) or (D) any Permitted Encumbrance or any encumbrance Tenant consented to with respect to the Leased Premises; or (iv) any alleged, threatened or actual Environmental Violation relating to or arising from the Leased Premises or Tenant’s or any prior owner’s operations at the Leased Premises, whether first arising, or existing and continuing, during the Term (including any Renewal Terms), including any such Environmental Violation that results in (A) liability under Environmental Law for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Sections 107 or 113 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other applicable Environmental Laws, and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

     (b) Landlord shall pay, protect, indemnify, defend, save and hold harmless Tenant and all other Tenant Indemnitees from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any violation by Landlord (except to the extent such violation is caused by the action or inaction of Tenant or any Tenant Indemnitee) of (A) any provision of this Lease (including any representation or warranty), (B) any Legal Requirement to which Landlord is subject or (C) any Permitted Encumbrance or any encumbrance Landlord consented to or the Mortgage or Assignment; or (ii) any alleged, threatened or actual Environmental Violation with respect to the Leased Premises caused by Landlord during the Term (including any Renewal Terms) and caused by Landlord or any other Person after expiration or termination of the Term, including any such Environmental Violation that results in (A) liability under Environmental Law for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Sections 107 or 113 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws, and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.
     (c) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) such Indemnitee shall notify the applicable Indemnitor to resist or defend such action or proceeding, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by such Indemnitor, (ii) in the case of any indemnification claim against Tenant, Tenant may, except during the continuance of an Event of Default, retain its own counsel and defend such action at Tenant’s sole cost and expense (it being understood that Landlord may also employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant), and (iii) in the case of any indemnification claim against Landlord, Landlord may retain its own counsel and defend such action. In the event of an Event of Default, Landlord shall have the right to select counsel, and the fees and expenses of such counsel shall be paid by Tenant. In the event of an indemnification claim against Landlord, the fees and expenses of Landlord’s counsel shall be paid by Tenant unless and until there is a determination that Landlord has liability for such claim, in which case, Landlord’s fees and expenses shall be paid by Landlord.

     (d) The obligations of Tenant and Landlord under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.
16.     Insurance.
     (a) Each policy of insurance relating to workers compensation, general liability, business automobile liability, umbrella and excess coverage listed on Schedule 16(a) attached hereto (the “Existing Insurance Policies”) is in full force and effect and all premiums due with respect thereto have been paid. Workers compensation and general liability insurance listed on Schedule 16(a) are subject to Tenant self-insured retention of $250,000 per claim. Business automobile liability listed on Schedule 16(a) is subject to Tenant self-insured retention of $100,000 per claim. Umbrella coverage listed on Schedule 16(a) is subject to Tenant self-insured retention of $10,000 per claim. Tenant retains the right to increase to up to $1,000,000 these self-insured retention amounts during the Term subject to Landlord’s prior written approval.
     (b) Tenant shall obtain, pay for and maintain the following insurance on or in connection with the Leased Premises:
          (i) Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under “Special Causes of Loss” form coverage as set forth on Schedule 16(a), including the perils of hail, windstorm, flood, earthquake, Boiler and Machinery (Equipment Breakdown) and acts of terrorism, in amounts not less than the actual replacement cost of the Improvements and Equipment without deduction for depreciation. Such policies shall contain Replacement Cost and/or an Agreed Amount Endorsement. Such policies shall name Landlord as a named insured, and Lender as mortgagee, in each case, with respect the Leased Premises only.
          (ii) Commercial General Liability Insurance and Umbrella/Excess Liability Insurance, including Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal injury, bodily injury, death, accident or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 on a per occurrence basis. Should such Excess/Umbrella Liability policies cover multiple locations, the minimum annual aggregate limit must not be less than $50,000,000. Coverage shall also include independent contractors and contractual liability. Such policies shall name Landlord and Lender as additional insureds with respect to the Leased Premises.
          (iii) Workers’ compensation insurance in the amount required by applicable Law.
          (iv) Employers’ liability insurance covering all persons employed by Tenant in connection with any work done on or about the Leased Premises in the amount of $1,000,000 per accident, $1,000,000 per illness, per employee, and $1,000,000 per illness, in the aggregate. or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State. Landlord reserves the right to have evidence shown that any self-insurance program has been accepted by the State.

          (v) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than eighteen (18) months from time of loss and an extended period of indemnity of three hundred sixty-five (365) days. Such policies (if obtained separately from the Property policy) must name Landlord and Lender as loss payees, with respect to the Leased Premises only.
          (vi) Extra Expense Insurance sub-limited to $10,000,000.
          (vii) During any period in which substantial Alterations at the Leased Premises are being undertaken by Tenant, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require or as may be required by Landlord’s Lender (if any), and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired, in such form and in such amounts as Landlord may reasonably require. Such policies shall name Landlord as named insured, and Lender as mortgagee and loss payee, in each case, with respect to the Leased Premises only.
          (viii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation, amounts of coverage, deductibles, form of mortgagee clause) on or in connection with the Leased Premises as Landlord or Lender may reasonably require.
     (c) The insurance required by Paragraph 16(b) shall be written by companies having a Best’s rating of A:X or above or as may be otherwise acceptable to Landlord. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, the insurer rating falls below agreed ratings requirements, or the insolvency of any insurer shall occur, Tenant shall obtain replacement insurance comparable to such prior coverage.
     (d) Tenant shall notify Landlord in writing within thirty (30) days in the event any policy required by any provision of Paragraph 16(b), except clause (iii) thereof, is cancelled, substantially modified or allowed to lapse on any renewal date of such insurance policy. Each policy as may be applicable must contain standard non-contributory mortgagee clauses in favor of Lender, with respect to the Leased Premises only.
     (e) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(b), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days after the renewal date of such policy, and shall promptly deliver to Landlord prior to the renewal date, all original certificates of insurance evidencing such coverages or, if required by Landlord or Lender, original or certified policies.

     (f) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(b) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent mutually agreed upon by Landlord and Tenant based on revised Replacement Cost Valuations. The original or a certified copy of each such blanket or umbrella policy shall be delivered to Landlord.
     (g) Tenant shall not carry separate insurance for the Leased Premises concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as noted above with respect to similar policies, and (ii) such separate insurance substantially complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof. Prior to the issuance of said policies, insurer issued binder may be provided.
     (h) Each policy (other than Workers’ Compensation coverage) shall contain an effective waiver by the insurer against all claims for payment of insurance premiums against Landlord. Each policy (where applicable) shall also contain a full waiver of subrogation against the Landlord.
     (i) The proceeds of any insurance required under Paragraph 16(b) shall be payable per the terms and conditions provided under the policies.
17.     Casualty and Condemnation.
     (a) Tenant shall give Landlord immediate notice of the occurrence of any Casualty. Subject to Paragraph 17(b), Landlord, in its reasonable discretion and upon notice to Tenant (except that no notice to Tenant shall be required if an Event of Default has occurred and is continuing), may adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(b) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Tenant all necessary proofs of loss, receipts, vouchers and releases required by the insurers. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord in any adjustment, collection and compromise of the insurance claim payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. If Landlord so requests, Tenant shall adjust, collect and compromise any and all such claims, and Landlord and Lender shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, and Landlord Lender shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Subject to Paragraph 17(b), each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord instead of to Landlord and Tenant jointly, and Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

     (b) Notwithstanding anything to the contrary contained herein, Tenant may adjust, collect and compromise any claim that does not exceed One Million Dollars ($1,000,000) and shall have the right to receive the Net Award directly, to be used solely to restore the Leased Premises in accordance with Paragraph 17(d). Any Net Award in excess of One Million Dollars ($1,000,000) shall be disbursed in accordance with Paragraph 19(a).
     (c) Tenant shall provide Landlord immediate written notice of Tenant’s receipt of a Condemnation Notice. Landlord is authorized to collect, settle and compromise, in their discretion (and, if no Event of Default exists, upon notice to Tenant), the amount of any condemnation award. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord and Lender in any Condemnation proceeding or negotiations under threat thereof and to contest the Condemnation or the amount of the condemnation award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.
     (d) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur (other than a Requisition) to the Leased Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(b) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). Subject to Paragraph 17(b), upon the receipt by Landlord of the entire Net Award of such Partial Casualty or Partial Condemnation, Landlord shall make such Net Award available to Tenant for restoration in accordance with and subject to the provisions of Paragraph 19(a). If a Requisition shall occur, Tenant shall comply with the terms and conditions of Paragraph 17(e). If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation or Requisition shall occur, Tenant shall comply with the terms and conditions of Paragraph 18. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously paid as set forth above shall be retained by Landlord.
     (e) In the event of a Requisition of the Leased Premises, any Net Award payable by reason of such Partial Condemnation shall be (i) retained by Landlord, or (ii) paid to Lender to the extent that any Mortgage so provides.

18.     Termination Events.
     (a) If all or substantially all of the Leased Premises shall be taken by a Condemnation, Tenant shall, within thirty (30) days after Tenant receives a Condemnation Notice, give to Landlord written notice of Tenant’s election to terminate this Lease (a “Termination Notice”).
     (b) If fifty percent (50%) or more (but less than all) of the Leased Premises is taken by a Condemnation or fifty percent (50%) or more of the Leased Premises is totally damaged or destroyed by a Casualty, Tenant shall have the option of reconstructing the Leased Premises using the Net Award payable in connection with such Condemnation or Casualty or, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, giving to Landlord a Termination Notice. If Tenant elects not to give Landlord a Termination Notice, then Tenant shall restore, rebuild or repair the Leased Premises in accordance with Paragraphs 17 and 19.
     (c) If within eighteen (18) months of the expiration of the Initial Term or any Renewal Term, the Leased Premises are damaged or destroyed to such an extent as to render the same unavailable for use and occupancy in Tenant’s business, as determined by a certified structural engineer retained by Tenant and acceptable to Landlord, Tenant shall have the option of giving to Landlord, within ten (10) Business Days after receipt of such structural engineer’s report, a Termination Notice. If Tenant elects not to give Landlord a Termination Notice, then Tenant shall restore, rebuild or repair the Leased Premises in accordance with Paragraphs 17 and 19.
     (d) A Termination Notice shall contain notice of Tenant’s intention to terminate this Lease on the date on which Landlord receives the Net Award (the “Termination Date”).
     (e) If Tenant delivers a Termination Notice to Landlord, this Lease shall terminate on the Termination Date; provided that if an Event of Default has occurred and is continuing as of the Termination Date specified in Tenant’s Termination Notice, this Lease shall remain in full force and effect and the Termination Date shall be extended until such Event of Default has been cured by Tenant or waived by Landlord. On the Termination Date, (i) Tenant shall pay to Landlord all Monetary Obligations due on or prior to the Termination Date (collectively, “Remaining Obligations”), (ii) all other obligations of Tenant under this Lease shall terminate except for any Surviving Obligations, (iii) Tenant shall immediately vacate and shall have no further right, title or interest in or to the Leased Premises, and (iv) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if on the Termination Date, Tenant has not satisfied all Remaining Obligations, then Landlord may, at its option, extend the Termination Date to a date which is no later than the first Basic Rent Payment Date after the date on which Tenant has satisfied all such Remaining Obligations.

     19.     Restoration.
     (a) If any Net Award is in excess of One Million Dollars ($1,000,000), Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:
          (i) Tenant shall commence the restoration as soon as reasonably practical and diligently pursue completion of such restoration to completion;
          (ii) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a detailed budget for the restoration shall have been approved by Landlord, such detailed budget shall reflect that the Restoration Fund is sufficient to cover the costs of restoration, including any additional insurance required as a result of restoration, and payments of Rent due under this Lease (if Landlord reasonably determines that the Restoration Fund is insufficient to cover such costs, Tenant must deposit such required excess amount as directed by Landlord as provided in Paragraph 19(b) below), (B) Landlord and Lender shall be provided by Tenant with mechanics’ lien insurance, “owner contractor’s protective liability insurance” (if available), builder’s risk completed value insurance and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) appropriate waivers of mechanics’ and materialmen’s liens shall have been filed;
          (iii) at the time of any disbursement, (A) no Event of Default shall exist, (B) all materials installed and work and labor performed (except to the extent being paid out of the requested disbursement) in connection with the restoration shall have been paid in full, and (C) no mechanics’ or materialmen’s liens or stop orders or notices of pendency shall have been filed or threatened against the Leased Premises and remain undischarged or fully bonded to the satisfaction of Landlord;
          (iv) disbursements shall be made no more frequently than once a month and be in an amount not exceeding the cost of the Work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed Work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance, and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by Work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;
          (v) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating that the Work has been fully completed and complies with the applicable requirements of this Lease and with all Legal Requirements;
          (vi) Landlord may retain ten percent (10%) of the Restoration Fund until the Work is fully completed;

          (vii) if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall not bear interest; and
          (viii) such other reasonable conditions as Landlord or Lender may impose; including without limitation, if the costs of restoration exceed One Million Dollars ($1,000,000) and Landlord so requests, a requirement that Tenant hire a casualty consultant.
     (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration Work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.
     (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the “Remaining Sum”) shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.
20.     [Intentionally Omitted].
21.     Assignment and Subletting; Prohibition against Leasehold Financing.
     (a) Except as provided in this Paragraph 21(a) or Paragraph 21(b), Tenant shall not assign Tenant’s interest in this Lease and any purported assignment in violation of this Paragraph 21(a) or Paragraph 21(b) shall be null and void. Tenant may assign all, but not less than all, of Tenant’s interest in this Lease (voluntarily or involuntarily, whether by operation of law or otherwise, including through merger, consolidation or corporate reorganization) in connection with a Permitted Asset Transfer or a Permitted Change of Control or to any Person that is and continues throughout the Term to be an Affiliate of Tenant (including any Guarantor) or a Credit Entity, without the prior written consent of Landlord and Lender.
     (b) If Tenant desires to assign this Lease to a Person (a “Non-Preapproved Assignee”) that is not an Affiliate of Tenant or a Credit Entity or a transferee in a Permitted Asset Transfer or Permitted Change of Control, (a “Non-Preapproved Assignment”) then Tenant shall, not less than thirty (30) days prior to the date on which it desires to make such Non-Preapproved Assignment, submit to Landlord information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (i) credit worthiness, (ii) ownership structure, (iii) management experience, (iv) operating history, if applicable, and (v) proposed use of the Leased Premises. Landlord shall approve or disapprove the Non-Preapproved Assignment no later than the thirtieth (30th) day following receipt of all such information.

     (c) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to enter into one or more subleases with (i) an Affiliate of Tenant (including any Guarantor) or a Credit Entity for all or any portion of the Lased Premises, or (ii) any other Persons that demise, in the aggregate, up to, but not to exceed fifteen percent (15%) of the gross leaseable area of the Improvements, with no consent or approval of Landlord being required or necessary (each, a “Preapproved Sublet”). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist for more than fifteen percent (15%) of the gross leaseable area of the Improvements without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed subtenant and the terms of the proposed sublease. Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. Any purported sublease in violation of this Paragraph 21(c) shall be null and void. Landlord hereby acknowledges and consents to the intracompany Leases in effect as of the date hereof between Landlord and Guarantors.
     (d) If Tenant assigns all of its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, arising after the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and shall also provide a certification reasonably required by Landlord related to compliance with the USA Patriot Act substantially in the form of Exhibit E. Each sublease of the Leased Premises shall (i) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (ii) not extend beyond the then current Term minus one day; (iii) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the subtenant to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the subtenant and Landlord upon all the terms and conditions of such sublease; and (iv) bind the subtenant to all covenants contained in Paragraphs 4(a), 10(a) through 10(c), and 12(b) through 12(d) with respect to subleased premises to the same extent as if the subtenant were the Tenant. Landlord shall deliver a subordination, non-disturbance and attornment agreement in respect of any sublease of the Leased Premises to a Credit Entity, in form and substance reasonably satisfactory to Landlord. Except as provided in Paragraph 21(i) and Paragraph 21(j), no assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder or the obligations of Guarantors under the Guaranty, and all such obligations of Tenant and Guarantors shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.
     (e) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to any assignment to an Affiliate of Tenant or a Credit Entity or any Preapproved Sublet, at least thirty (30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet is an Affiliate of Tenant or a Credit Entity or satisfies the criteria set forth in this Lease for a Preapproved Sublet, as the case may be.

     (f) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into (other than intracompany subleases between Landlord and one or more Guarantors) with respect to all or any portion of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents therefrom. Subject to Paragraph 21(h), Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of the Leased Premises; provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Any amounts collected shall be applied to Rent payments next due and owing. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written consent of Landlord nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.
     (g) Except as permitted under Paragraph 36, Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force or effect.
     (h) Tenant shall pay to Landlord not later than five (5) Business Days after being due under such sublease, as Additional Rent, one half of all Net Sublet Rent paid by any subtenant for the prior month under any sublease for all or any portion of the Leased Premises, except in the event that such sublease is to an Affiliate of Tenant. The term “Net Sublet Rent” as used in this Paragraph 21(h) means the aggregate amount of all rent payable by all subtenants for any portion of the Leased Premises less (i) any operating expenses certified by Tenant relating to that portion of the Leased Premises sublet (ii) the cost of any improvements constructed and paid for by Tenant specifically for such subtenant, (iii) the cost of any leasing commissions, legal fees and any tenant inducements incurred to consummate such transaction, and (iv) the product of (A) Basic Rent then in effect multiplied by (B) the percentage of the leaseable square feet of the Leased Premises sublet.
     (i) Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the reasonable request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request; provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

     (j) Tenant shall not, in a single transaction or series of transactions (including any interim merger or consolidation), sell, convey, transfer, abandon or lease to any Person all or substantially all of its assets (an “Asset Transfer”), and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that Tenant shall have the right to conduct an Asset Transfer if the following conditions are met (a “Permitted Asset Transfer”): (i) the Asset Transfer is to a Person that (A) immediately following such transaction or transactions, taken in the aggregate, (x) is a Credit Entity, or (y) provides a Letter of Credit equal to eighteen (18) months of Basic Rent or (B) is approved in writing by Landlord and Lender under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b); and (ii) this Lease is assigned to such Person as a part of such Asset Transfer. In the event of an Asset Transfer to an Affiliate of Tenant, any subsequent sale of the assets of the original Tenant named herein by such Affiliate shall be governed by the requirements of this subparagraph (j) irrespective of whether or not such sale would be considered a sale of all or substantially all of the assets of such Affiliate. In the event of a Permitted Asset Transfer to a Person other than an Affiliate of Tenant or any existing Guarantor, Tenant shall be relieved of its obligations under this Lease, and the Guaranty shall terminate, upon the assignment and assumption of the Tenant’s obligations under this Lease to such Person on terms and conditions satisfactory to Landlord.
     (k) At no time during the Term shall any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) pursuant to a single transaction or series of related transactions (i) acquire, directly or indirectly, more than 50% of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant or (ii) obtain, directly or indirectly, the power (whether or not exercised) to elect a majority of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of Tenant with or into any other Person) (in either case, “Control”), unless (A) the purchaser of such Control (the “Control Person”) shall, after taking into account the transaction that resulted in the acquisition of such Control, be a Credit Entity, or (B) such Control Person, or an Affiliate thereof, delivers to Landlord a Letter of Credit equal to eighteen (18) months of Basic Rent (whether issued for the account of such Control Person or some other Person), or (D) the proposed change in Control is approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) above (a “Permitted Change of Control”). Except as permitted in this Paragraph 21(k), any such change of Control (by operation of law, merger, consolidation or otherwise) shall be deemed an assignment in violation of this Lease; provided, however, that a deemed assignment pursuant to the transfer of the outstanding capital stock of Tenant shall not be deemed to include the sale of such stock by persons or parties through the “over-the-counter market” or through any recognized stock exchange, other than by those deemed to be a “control-person” within the meaning of the Securities Exchange Act of 1934. In the event of a Permitted Change of Control and execution of a replacement guaranty in form and substance reasonably acceptable to Landlord (a “Replacement Guaranty”) by such Control Person, the existing Guarantor will be released from the existing Guaranty and such Control Person will become Guarantor hereunder.
     (l) Notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise, including through merger or consolidation) or sublet the Leased Premises to any Person at any time that an Event of Default shall exist or would exist after giving effect to such assignment or sublet.
     (m) Any Letter of Credit delivered to Landlord pursuant to this Paragraph 21 shall be held by Landlord as an increased Security Deposit in accordance with Paragraph 35, except that there shall be no reduction of the amount of such Letter of Credit pursuant to Paragraph 35(a). If, during any period in which a Letter of Credit is held by Landlord pursuant to this Paragraph 21, the Basic Rent increases hereunder, Tenant shall, within thirty (30) days of such increase, increase the amount of such Letter of Credit in proportion to such increase in Basic Rent.

22.     Events of Default.
     The occurrence of any one or more of the following (after expiration of any applicable notice and cure period) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:
          (i) a failure by Tenant to pay (x) when due any Basic Rent or Additional Rent, regardless of the reason for such failure, and (y) within five (5) days after the date when due any Monetary Obligation (not otherwise covered by (x) above);
          (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision of this Lease not otherwise specifically mentioned in this Paragraph 22, which default continues beyond the date that is thirty (30) days from the date on which Tenant receives notice of such default or, if such default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause a material adverse harm to Landlord or the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extensions, shall not in the aggregate exceed ninety (90) days); provided that Tenant shall commence to cure such default within said thirty (30) day period and shall actively and diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured;
          (iii) any representation or warranty made by Tenant herein or in the Purchase and Sale Agreement, proves to have been incorrect, when made in any material respect;
          (iv) Tenant shall fail to comply with the requirements of Paragraph 16;
          (v) Tenant shall enter into a transaction or series of transactions in violation of Paragraph 21;
          (vi) Tenant shall fail to occupy and use substantially all of the Leased Premises for a use permitted in accordance with Paragraph 4 or Tenant shall have abandoned the Leased Premises;
          (vii) Tenant shall fail to maintain in effect any license or permit necessary for the use, occupancy or operation of the Leased Premises;
          (viii) Tenant or any Guarantor shall fail to pay any indebtedness within any grace period after final maturity or the acceleration of such indebtedness by the holders thereof because of a default, if the aggregate amount of such indebtedness unpaid or accelerated exceeds (A) so long as Claire’s Boutiques, Inc. or one of its Affiliates is the Tenant, Thirty Million Dollars ($30,000,000) or more (or its foreign currency equivalent) in the aggregate or (B) for any other Tenant, the amount set forth in the comparable default provision in such Tenant’s senior credit facility;
          (ix) final, non-appealable judgment or judgments for the payment of money in excess of (A) so long as Claire’s Boutiques, Inc. or one of its Affiliates is the Tenant, Fifteen Million Dollars ($15,000,000) in the aggregate or (B) for any other Tenant, the amount set forth in the comparable default provision in such Tenant’s senior credit facility in the aggregate, shall be rendered against Tenant or any Guarantor and the same shall remain undischarged for a period of sixty (60) consecutive days;

          (x) Tenant or any Guarantor shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) make a general assignment for the benefit of creditors;
          (xi) a court shall enter an order, judgment or decree appointing, without the consent of Tenant or any Guarantor, a receiver or trustee for it or for the Leased Premises or approving a petition filed against Tenant or any Guarantor which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;
          (xii) Tenant or any Guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;
          (xiii) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;
          (xiv) any Guarantor shall (A) fail to perform its obligations under the Guaranty, or (B) repudiate the Guaranty or (C) take any action that causes the Guaranty to terminate or be unenforceable for any reason;
          (xv) Tenant shall fail to provide, maintain and replenish, if necessary, the Security Deposit in accordance with the requirements of Paragraph 35 or any Letter of Credit delivered pursuant to Paragraph 21.
23.     Remedies and Damages Upon Default.
     (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in this Paragraph 23 or under any applicable Law.
          (i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess the Leased Premises not surrendered, by any available legal process. Upon or at any time after taking possession of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such termination of the Lease, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

          (ii) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess and re-enter the Leased Premises by any available legal process without thereby releasing Tenant from any liability hereunder, except as required by applicable Law, without demand or notice of any kind to Tenant and without terminating this Lease. After repossession of the Leased Premises pursuant hereto, Landlord shall have the right to relet the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such termination of Tenant’s right of possession of the Leased Premises, Landlord may collect the damages set forth in Paragraph 23(b)(ii) or, at any time thereafter, elect to terminate this Lease and in such event Landlord shall have the right and remedies specified in the last sentence of Paragraph 23(a)(i).
     (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):
          (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of Tenant’s Event of Default hereunder, including any Costs of Landlord in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting.
          (ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord incurred in connection with such repossessing and reletting, including all brokerage commissions, reasonable attorneys’ fees and expenses, employees’ expenses, costs of Alterations and expenses and preparation for reletting; provided that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant.

          (iii) Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.
     (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.
     (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.
     (e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.
     (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY.
     (g) Upon the occurrence of any Event of Default and during the continuance thereof, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.
     (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.
     (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for Rent.

     (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.
24.     Notices.
     All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) Business Days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the address set forth below or when delivery is refused, and such notices shall be addressed as follows:

To Landlord:	AGNL Bling, L.L.C.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167-0094
Phone No.: (212) 883-4157
Fax No.: (212) 883-4141
Attn: Gordon J. Whiting

With a copy to:	AG Net Lease Acquisition Corp.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167-0094
Phone No.: (212) 692-2296
Fax No.: (212) 867-6448
Attn: Joseph R. Wekselblatt, Chief Financial Officer

With a copy to:	DLA Piper LLP (US)
500 Eighth Street, NW
Washington, D.C. 20004
Phone No.: (202) 799-4108
Fax No.: (202) 799-5108
Attn: Michele E. Williams, Esquire

To Tenant:	Claire’s Stores
3 S.W. 129th Avenue
Pembroke Pines, FL 33027
Phone No.: (954) 392-4485
Fax No.: (954) 392-4483
Attn: Rebecca R. Orand, Senior Vice President and General Counsel

With a copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Phone No.: (212) 309-6759
Fax No.: (212) 309-6001
Attn: Kathleen M. Martin, Esquire
     For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.
25.     Estoppel Certificate.
     At any time upon not less than ten (10) Business Days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by a court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the certificate is an intended recipient or beneficiary of the certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to the subject matter of such certificate.
26.     Surrender.
     On the date of the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises were at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear excepted. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The costs of removing and disposing of such property and repairing any damage to the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

27.     No Merger of Title.
     There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
28.     Books and Records.
     (a) Tenant shall keep adequate records and books of account with respect to the Leased Premises, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) such records and books of account and to discuss the finances and business with the officers of Tenant and Sponsor, if any, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.
     (b) Tenant shall provide Landlord with annual and quarterly financial statements prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) (with the exception that quarterly statements do not need to include footnotes), as provided in the following subparagraphs (c) and (d).
     (c) At all times during which Tenant, or, if Tenant is a wholly-owned Subsidiary of Parent Guarantor, Parent Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or if Tenant or the Parent Guarantor otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), Tenant shall deliver to Landlord copies thereof, not more than three (3) days after such reports are required to be filed with the SEC, including the following:
          (i) annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);
          (ii) reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); and
          (iii) such other reports on Form 8-K (or successor or comparable form).

If the rules and regulations of the SEC permit the Parent Guarantor and any direct or indirect parent of the Parent Guarantor to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Parent Guarantor consolidating reporting at the parent entity’s level in a manner consistent with that described herein for the Parent Guarantor shall satisfy this Section 28(c) and Tenant shall satisfy its obligations under this Section 28(c) with respect to financial information relating to the Parent Guarantor by furnishing financial information relating to such direct or indirect parent. In the event that any such reporting parent is or becomes a guarantor of any of Tenant’s senior credit facilities, such parent shall become an additional Parent Guarantor hereunder.
     (d) If Paragraph 28(c) is not applicable, Tenant shall (i) keep adequate books and records of account with respect to the finances and business of Tenant generally, and shall make such books and records available to Landlord in accordance with Paragraph 28(a) and (ii) deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year, annual audited consolidated financial statements of Tenant, or, if Tenant is a wholly-owned Subsidiary of Parent Guarantor, annual audited consolidated financial statements of Parent Guarantor, prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant or Parent Guarantor, as applicable, certified by such reporting party’s chief financial officer.
     (e) All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by a certificate of the president, chief financial officer or vice president of finance of the reporting party dated within five (5) days of the delivery of such statement, stating that (A) to the best of such officer’s knowledge, he or knows of no Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence of each Event of Default of which he or she has knowledge and what action Tenant or any Guarantor, as the case may be, has taken or proposes to take with respect thereto and (B) except as otherwise specified in such certificate, and to the best of such officer’s knowledge, Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such certificate.
     (f) Tenant shall promptly deliver to Landlord and Lender copies of any additional reporting information provided to Tenant’s lenders. If Tenant is, as of the date hereof or becomes, after the date hereof, a party to a mortgage, deed of trust, credit agreement or any other agreement that (a) encumbers the Leased Premises and (b) secures Tenant’s obligation to repay a loan, as the same may be amended, supplemented or modified, and the terms of such agreement with respect to financial reporting are more favorable to the lender under such agreement than the terms of this Paragraph 28 are to Landlord, Tenant agrees to provide written notice to Landlord of the terms of such agreement within ten (10) days after entering into such agreement, and to execute an amendment to this Lease that conforms the Lease to the financial reporting terms of such agreement within thirty (30) days after entering into such agreement.

29.     Non-Recourse as to Landlord.
     Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership, corporation, limited liability company (or other entity) of Landlord, or any of its general partners, members or shareholders, or (d) any other affiliate of Landlord.
30.     Financing.
     If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any reasonable request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is reasonably requested by such Lender. Tenant shall provide any other consent or statement and shall execute all documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease.
31.     Subordination, Non-Disturbance and Attornment.
     This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof; provided that any such Mortgage or other security instrument (or a separate instrument in recordable form reasonably agreed to by Tenant and duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition and non-disturbance of this Lease and all Tenant’s rights hereunder unless an Event of Default has occurred and is continuing hereunder or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.
32.     [Intentionally Omitted].
33.     Tax Treatment; Reporting.
     Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for federal income tax purposes. For federal income tax purposes each party shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Tenant as the lessee of such Leased Premises including: (i) treating Landlord as the owner of the Improvements and Equipment eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Improvements and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Sections 162 and

Section 467 of the Code, as applicable, and (iii) Landlord reporting the Rent payments as rental income. Notwithstanding the foregoing, nothing contained herein shall (a) require Landlord or Tenant to take any action that would be inconsistent with the requirements of GAAP or violate any state or federal law, or (b) be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state or federal tax purposes of for purposes of accounting or financial reporting, including but not limited to the determination as to whether this lease shall qualify for sale-leaseback accounting treatment or whether this lease shall be properly classified as an operating lease or finance lease in accordance with GAAP.
34.     [Intentionally Omitted].
35.     Security Deposit.
     (a) Concurrently with the execution of this Lease, Tenant shall deliver to Landlord a security deposit (the “Security Deposit”) in the amount of One Million Fifty Six Thousand Two Hundred Seventeen and 50/100 Dollars ($1,056,217.50). The Security Deposit shall be in the form of a Letter of Credit. On each renewal date of this Lease, the amount of the Letter of Credit shall be increased to maintain the Security Deposit in an amount equal to the then current amount of six (6) months Basic Rent, for the subsequent twelve (12) month period, as adjusted pursuant to Exhibit D. The Security Deposit shall remain in full force and effect during the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein. The Letter of Credit shall be renewed at least sixty (60) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the sixtieth (60th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Letter of Credit as a cash Security Deposit (“Cash Security Deposit”) in any account for the benefit of Landlord or to declare an Event of Default. Such Cash Security Deposit shall be held in a separate account and shall not be commingled with other funds of Landlord or other Persons and no interest thereon shall be due and payable to Tenant. If at any time the Security Deposit does not meet the requirements of the definition of Letter of Credit, as set forth herein, or if the financial condition of the issuer of the Security Deposit changes in any other materially adverse way, as determined by Landlord in its sole discretion, then Landlord, in its sole discretion, may either (i) draw on the Security Deposit or (ii) require Tenant to, within five (5) days after written notice from Landlord, deliver to Landlord a replacement Security Deposit. In the event that the issuer of the Security Deposit is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, of if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, such Security Deposit shall be deemed not to meet the requirements of the definition of Letter of Credit, as set forth herein, and Tenant shall within five (5) days after written notice from Landlord deliver to Landlord a replacement Security Deposit. Tenant’s failure to deliver any such replacement Security Deposit shall entitle Landlord to immediately draw under the Security Deposit and hold the proceeds thereof as a Cash Security Deposit. Notwithstanding the foregoing, Landlord hereby accepts the Letter of Credit delivered by Tenant as of the date hereof (the “Current Letter of Credit”). If Tenant fails to renew such Current Letter of Credit at least sixty (60) days prior to the expiration thereof or obtain a new Letter of Credit, Landlord shall have the right at any time thereafter to draw on the Current Letter of Credit and to deposit the proceeds of the Current Letter of Credit as a Cash Security Deposit in any account for the benefit of Landlord; provided, however, that Landlord may not declare an Event of Default unless Tenant fails to provide a replacement Letter of Credit within sixty (60) days after the expiration of the Current Letter of Credit. Notwithstanding the foregoing sentence, if such failure is due solely to there being no commercial bank or financial institution that meets the criteria specified in the definition of Letter of Credit or is otherwise acceptable to Landlord, rather than declaring an Event of Default, Landlord shall draw upon the Current Letter of Credit and hold the Security Deposit in the form of a Cash Security Deposit until such time as Landlord and Tenant agree upon an acceptable issuing bank.

     (b) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit, as the case may be, from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default; provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 35, so that the original amount of the Security Deposit shall be again on deposit with Landlord.
     (c) At the expiration of the Term and so long as no Event of Default exists the Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned to Tenant within five (5) Business Days.
36.     Permitted Leasehold Mortgages.
     Tenant shall not encumber its leasehold estate in the Leased Premises, by means of a leasehold mortgage, deed of trust pledge or similar security device, except by means of a Permitted Leasehold Mortgage. For purposes of this Lease, a “Permitted Leasehold Mortgage” shall satisfy the following criteria:
     (a) Such leasehold mortgage shall be granted by Tenant for purposes of financing Alterations which will cost in excess of One Million Dollars ($1,000,000) for which Landlord has granted its prior written consent.

     (b) The mortgagee under such leasehold mortgage shall be a national banking association, state chartered bank, savings and loan association, insurance company, savings bank, foreign bank authorized to do business in the United States, trust company, real estate investment trust, or pension fund, having gross assets in excess of Five Hundred Million Dollars ($500,000,000) or such other institution as Landlord shall approve.
     (c) Such leasehold mortgage shall be subject to such documents as are customarily acceptable to Landlord or Lender giving the leasehold mortgagee rights of notice and an opportunity to cure an Event of Default and the benefits of any non-disturbance and attornment agreement in favor of Tenant; provided, however, that in the event that such leasehold mortgagee becomes a successor tenant under this Paragraph 36, such leasehold mortgagee shall be required to be in compliance with all of the terms of this Lease.
37.     [Intentionally Omitted].
38.     Miscellaneous.
     (a) The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
     (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” means “including without limitation”; (ii) “provisions” means “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” means “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” means “obligation, duty, agreement, liability, covenant and/or condition”; (v) “the Leased Premises” means “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Real Property” means “the Real Property or any part thereof or interest therein”; (vii) “any of the Improvements” means “the Improvements or any part thereof or interest therein”; (viii) “any of the Equipment” means “the Equipment or any part thereof or interest therein”; and (ix) “any of the adjoining property” means “the adjoining property or any part thereof or interest therein”.
     (c) Any act which Landlord is permitted to perform under this Lease may be performed by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant under this Lease is irrevocable and coupled with an interest.
     (d) Except as otherwise expressly provided in this Lease, Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease. Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action for declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this Paragraph.

     (e) Time is of the essence with respect to the performance by the parties of their obligations under this Lease.
     (f) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Premises or otherwise in the conduct of their respective businesses.
     (g) On the date hereof, Tenant has sold to Landlord the Leased Premises pursuant to the Purchase and Sale Agreement. The Purchase and Sale Agreement sets forth Landlord’s and Tenant’s agreement with respect to the purchase and sale of the Leased Premises. This Lease sets forth Landlord’s and Tenant’s agreement with respect to Tenant’s lease of the Leased Premises from and after the date hereof. The parties agree that except to the extent that any provision under the Purchase and Sale Agreement expressly survives the Closing (as defined therein), this Lease shall govern the relationship between Landlord and Tenant and shall their respective rights and obligations from and after the date hereof; provided that no obligation of Tenant hereunder hereof shall be deemed to broaden any representation or warranty made by Tenant, as seller, under the Purchase and Sale Agreement.
     (h) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request, constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein, other than the provisions of the Purchase and Sale Agreement which by their express terms survive the Closing (as defined therein). Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.
     (i) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.
     (j) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.
     (k) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease.
     (l) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     (m) All exhibits attached hereto are incorporated herein as if fully set forth.
     (n) This Lease shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of Illinois and all applicable law of the United States of America. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of Cook, State of Illinois, and each party waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.
     (o) To Tenant’s knowledge, neither Tenant nor any of the members, shareholders, partners or any other Person comprising Tenant is a Specially Designated National or Blocked Person. As used herein, the term “Specially Designated National or Blocked Person” shall mean a person or entity (i) designated by the Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (ii) described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) otherwise identified by government or legal authority as a person or entity with whom Landlord or its affiliates are prohibited from transacting business. Tenant agrees to confirm the statement in the preceding sentence in writing on an annual basis if requested by Landlord to do so.
     (p) Tenant and Landlord shall maintain as confidential (i) any and all information, data and documents obtained about either party (“Information”) prior to and following the execution of this Lease (including without limitation, any financial or operating information of, or related to, either party), and (ii) the terms and conditions of this Lease (as originally circulated or as negotiated) and all other documents related to the execution of this Lease. Tenant nor Landlord shall not disclose any such Information to any third party except as required by any applicable law, court order, subpoena or legal or regulatory requirement. Notwithstanding the foregoing, Tenant shall be permitted to disclose information related to this Lease described in item (ii) above: (x) in accordance with Tenant’s general public disclosure policy; provided Tenant has obtained Landlord’s prior consent to the contents of any such disclosure (which consent shall not be unreasonably withheld or delayed), and (y) to Tenant’s attorneys, accountants, advisors, consultants, affiliates, lenders and investors (“Tenant’s Interested Persons”) in accordance with usual and customary business practices; provided such individuals or entities agree, at the time of such disclosure by Tenant, to be bound by the terms and conditions of this Paragraph 38(p). Tenant shall not make copies of any Information except for use exclusively by Tenant or Tenant’s Interested Persons as needed in accordance with usual and customary business practices. Tenant hereby consents to the disclosure by Landlord of the existence, and the terms and conditions, of this Lease, in accordance with Landlord’s general disclosure policy; including, without limitation, disclosures to Landlord’s attorneys, accountants, advisors, consultants, affiliates, lenders and investors (“Landlord’s Interested Parties”) in accordance with usual and customary business practices; provided such individuals or entities agree, at the time of such disclosure by Landlord, to be bound by the terms and conditions of this Paragraph 38(p). Landlord shall not make copies of any Information except for use exclusively by Landlord or Landlord’s Interested Persons as needed in accordance with usual and customary business practices. Tenant further consents to the disclosure by Landlord for general marketing purposes of the existence of this Lease, the purchase price of the Leased Premises, Tenant’s use of the proceeds of the sale of the Leased Premises and the nature and location of the Property, and to the use by Landlord of Tenant’s name, tradename or logo and the use of the name, tradename or logo of any Sponsor or any other entity having an ownership or management interest in Tenant; provided Landlord has obtained Tenant’s or any Sponsor’s prior consent to the contents of any such marketing materials (which consent shall not be unreasonably withheld or delayed). The foregoing sentence notwithstanding, Tenant hereby acknowledges that once Tenant has granted its consent to the form and content of what is commonly known as a “tombstone” with respect to the sale and leaseback transaction giving rise to this Lease, Landlord shall not be required to seek Tenant’s or any Sponsor’s prior consent each time Landlord wishes to use such tombstone in Landlord’s general marketing or investor relations materials. This provision shall survive beyond the termination of this Lease. Tenant shall not record this Lease, but shall have the right to record a memorandum of lease in the land records of Cook County, Illinois.
     (q) Landlord and Tenant shall be required to execute, deliver, record and furnish such documents as may be reasonably necessary to correct any errors of a typographical nature or inconsistencies which may be contained in this Lease, or in any memorandum thereof, whether such memorandum be recorded or unrecorded.
(End of page; signature page follows.)

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD: AGNL BLING, L.L.C., a Delaware limited liability company

By:	AGNL Manager, Inc.,
its Manager

By:	/s/ Gordon J. Whiting
	Name:	Gordon J. Whiting
	Title:	President and Managing Director

TENANT: CLAIRE’S BOUTIQUES, INC., a Colorado corporation

By:	/s/ Per Brodin
	Name:	Per Brodin
	Title:	Senior Vice President and Chief Financial Officer

SCHEDULE 10(c)
ENVIRONMENTAL REPORTS
All matters identified in the following reports which are incorporated by reference herein:
1.	Phase I Environmental Site Assessment, prepared for DLA Piper LLP (US) by EBI Consulting, regarding Claire’s Stores, Inc. — International HQ, 2400 West Central Road, Hoffman Estates, Illinois, dated November 23, 2009.

2.	Environmental Assessment, prepared for Claire’s Boutiques, Inc. by Dames & Moore, regarding Pfizer Midwestern Distribution Center, 2400 West Central Road, Hoffman Estates, IL, dated August 3, 1994.

3.	Environmental Investigation, prepared for Claire’s Boutiques, Inc. by Dames & Moore, regarding Pfizer Midwestern Distribution Center, 2400 West Central Road, Hoffman Estates, IL, dated October 7, 1994.

4.	Limited Asbestos Assessment Letter Report, prepared for Claire’s Boutiques, Inc. by Dames & Moore, regarding Pfizer Midwestern Distribution Center, 2400 West Central Road, Hoffman Estates, IL, dated August 31, 1994.

SCHEDULE 10(j)
ABOVE-GROUND STORAGE TANKS
An above-ground storage tank containing diesel is present on-site in the fire pump room.

SCHEDULE 12(a)
IMMEDIATE REPAIRS
     Please refer to the following reports which are hereby incorporated by reference:
     1.   EBI Property Condition Report dated November 4, 2009;
     2.   EBI Roof Report dated November 3, 2009; and
     3.   ADA Compliance Report prepared by EMG dated December 8, 2009.

SCHEDULE 16(a)
EXISTING INSURANCE POLICIES
See Certificates of Insurance delivered at Closing and hereby incorporated by reference.

EXHIBIT A
REAL PROPERTY
LEGAL DESCRIPTION
2400 West Central Road
Hoffman Estates, Cook County, Illinois
     THE WEST HALF OF THE SOUTHWEST QUARTER OF SECTION 36, TOWNSHIP 42 NORTH, RANGE 9, EAST OF THE THIRD PRINCIPAL MERIDIAN, EXCEPT THAT PART WITHIN RELOCATED BARRINGTON ROAD AND EXCEPT THAT PART THEREOF DESCRIBED AS: COMMENCING AT THE SOUTHWEST CORNER OF SAID SECTION 36; THENCE NORTHERLY ALONG THE WEST LINE OF SAID SECTION OF 168.32 FEET TO A POINT; THENCE TURNING AN ANGLE RIGHT OF 123 DEGREES 21 MINUTES WITH THE LAST DESCRIBED LINE EXTENDED AND RUNNING SOUTHEASTERLY A DISTANCE OF 306.17 FEET TO A POINT ON THE SOUTH LINE OF SECTION 36; THENCE WESTERLY ALONG THE SOUTH LINE A DISTANCE OF 255.76 FEET TO THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS,
     AND FURTHER EXCEPTING THEREFROM THE FOLLOWING FOUR PARCELS OF LAND:
     EXCEPTION PARCEL 1:
     THAT PART OF THE WEST 1/2 OF THE SOUTHWEST 1/4 OF SECTION 36, TOWNSHIP 42 NORTH, RANGE 9, EAST OF THE THIRD PRINCIPAL MERIDIAN, LYING NORTH OF A LINE DRAWN FROM A POINT ON THE WEST LINE THEREOF, A DISTANCE OF 963.50 FEET NORTH OF THE SOUTHWEST CORNER THEREOF TO A POINT ON THE EAST LINE THEREOF, 957.54 FEET NORTH OF THE SOUTHEAST CORNER THEREOF, (EXCEPTING THEREFROM THAT PART THEREOF TAKEN AND USED FOR ORIGINAL BARRINGTON ROAD AND EXCEPTING THAT PART TAKEN FOR RELOCATED BARRINGTON ROAD ACCORDING TO DOCUMENT 11172686), IN COOK COUNTY, ILLINOIS;
     EXCEPTION PARCEL 2:
     ALL THAT PART OF THE WEST HALF OF THE SOUTHWEST QUARTER OF SECTION 36, TOWNSHIP 42 NORTH, RANGE 9, EAST OF THE THIRD PRINCIPAL MERIDIAN IN COOK COUNTY, ILLINOIS, BOUNDED AND DESCRIBED AS FOLLOWS:
     COMMENCING AT THE SOUTHWEST CORNER OF THE SOUTHWEST QUARTER OF SECTION 36, TOWNSHIP 42 NORTH, RANGE 9, EAST OF THE THIRD PRINCIPAL MERIDIAN, COUNTY AND STATE AFORESAID; THENCE EASTERLY ALONG THE SOUTH LINE OF SAID SECTION 36 A DISTANCE OF 255.76 FEET FOR A POINT OF BEGINNING; THENCE-EASTERLY ALONG SAID LINE A DISTANCE OF 300.00 FEET TO A POINT; THENCE NORTHWESTERLY ALONG A LINE FORMING AN ANGLE OF 175 DEGREES 14 MINUTES 30 SECONDS TO THE LEFT WITH THE LAST DESCRIBED LINE EXTENDED A DISTANCE OF 344.62 FEET TO A POINT; THENCE SOUTHEASTERLY ALONG A LINE FORMING AN ANGLE OF 151 DEGREES 24 MINUTES 30 SECONDS TO THE LEFT WITH THE LAST DESCRIBED LINE EXTENDED A DISTANCE OF 52.00 FEET TO THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

     EXCEPTION PARCEL 3:
     COMMENCING AT THE SOUTHEAST CORNER OF THE WEST HALF OF THE SOUTHWEST QUARTER OF SAID SECTION 36; THENCE ON AN ASSUMED BEARING OF NORTH 00 DEGREES 11 MINUTES 21 SECONDS EAST ALONG THE EAST LINE OF SAID WEST HALF 52.16 FEET TO THE. POINT OF BEGINNING, BEING ALSO A POINT IN THE NORTHERLY LINE OF A PERMANENT EASEMENT GRANTED TO THE ILLINOIS STATE TOLL HIGHWAY AUTHORITY PER CONVEYANCE RECORDED SEPTEMBER 30, 1974 AS DOCUMENT NO. 22862741 IN SAID COUNTY; THENCE NORTH 87 DEGREES 14 MINUTES 21 SECONDS WEST ALONG SAID NORTHERLY, LINE 650.20 FEET; THENCE NORTH 72 DEGREES 56 MINUTES 57 SECONDS WEST ALONG THE NORTHERLY LINE OF A PERPETUAL EASEMENT (GRANTED TO THE ILLINOIS STATE TOLL HIGHWAY COMMISSION PER CONVEYANCE RECORDED FEBRUARY 21, 1957 AS DOCUMENT NO. 16831935 IN SAID COUNTY) A DISTANCE OF 72.36 FEET; THENCE SOUTH 85 DEGREES 49 MINUTES 07 SECONDS EAST 720.65 FEET TO THE POINT OF BEGINNING.
     EXCEPTION PARCEL 4:
     ALL THAT PART OF THE WEST HALF OF THE SOUTHWEST QUARTER OF SECTION 36, TOWNSHIP 42 NORTH, RANGE 9, EAST OF THE THIRD PRINCIPAL MERIDIAN, DEDICATED FOR PUBLIC STREET AND OTHER PUBLIC PURPOSES ACCORDING TO THE PLAT OF DEDICATION RECORDED MAY 12, 1999 AS DOCUMENT 99459271, IN COOK COUNTY, ILLINOIS.
     AND ALSO AS DESCRIBED BY METES AND BOUND DESCRIPTION IN SURVEY DONE BY BOCK & CLARK’S NATIONAL SURVEYOR’S NETWORK DATED NOVEMBER 25, 2009 AND LAST REVISED DECEMBER 9, 2009 AS NETWORK PROJECT NO. 200901306-1:
     ALL THAT PART OF THE WEST HALF OF THE SOUTHWEST QUARTER OF SECTION 36, TOWNSHIP 42 NORTH, RANGE 9, EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHWEST CORNER OF THE SOUTHWEST QUARTER OF SAID SECTION 36; THENCE NORTH 00 DEGREES 15 MINUTES 24 SECONDS EAST 963.50 FEET ALONG THE WEST LINE OF SAID SECTION; THENCE SOUTH 89 DEGREES 44 MINUTES 38 SECONDS EAST 40.00 FEET FOR A POINT OF BEGINNING; THENCE CONTINUING SOUTH 89 DEGREES 44 MINUTES 38 SECONDS EAST 1244.12 FEET; THENCE SOUTH 00 DEGREES 11 MINUTES 21 SECONDS WEST 903.12 FEET ALONG THE WEST RIGHT OF WAY LINE OF EAGLE WAY, DEDICATED PER DOCUMENT 9945921; THENCE NORTH 85 DEGREES 49 MINUTES 07 SECONDS WEST 687.46 FEET ALONG THE NORTHERLY RIGHT OF WAY LINE OF CENTRAL AVENUE PER DOCUMENT 89-411459; THENCE NORTH 72 DEGREES 44 MINUTES 19 SECONDS WEST 472.28 FEET TO A POINT ON A CURVE; THENCE NORTHERLY ALONG THE ARC OF SAID CURVE 299.84 FEET, HAVING A RADIUS OF 398.00 FEET AND A CHORD BEARING OF NORTH 21 DEGREES 19 MINUTES 32 SECONDS WEST; THENCE NORTH 00 DEGREES 15 MINUTES 24 SECONDS EAST 445.67 FEET ALONG THE EAST RIGHT OF WAY LINE OF BARRINGTON ROAD, TO SAID POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

EXHIBIT B
EQUIPMENT
     All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment and all other property that is not necessary to the operation of the buildings and which constitutes part of the Leased Premises for the uses permitted under Paragraph 4(a) of this Lease.

EXHIBIT B-1
EXCLUDED FIXTURES AND EQUIPMENT
•	Office equipment and furniture

•	Conveyers

•	Fork lift trucks

•	Computer equipment, including all peripherals and equipment and related materials

•	Racking

•	Material handling equipment

•	Scissors lift

•	Framed artwork ( pictures )

•	Signage with company logo

•	Baling equipment

•	Trash compactor

•	Security Monitoring Equipment and Systems

EXHIBIT C
PERMITTED ENCUMBRANCES
1	GENERAL REAL ESTATE TAXES FOR THE YEAR 2009 AND YEARS THEREAFTER WHICH ARE A LIEN, NOT YET DUE OR PAYABLE.

FOR INFORMATION ONLY TAX IDENTIFICATION NUMBER: 01-36-300-003-0000

2.	GRANT OF EASEMENT FROM PFIZER INC. TO THE VILLAGE OF HOFFMAN ESTATES, FOR PUBLIC UTILITIES, RECORDED DECEMBER 7, 1982 AS DOCUMENT 26432488, AND THE TERM AND PROVISIONS THEREOF.

3.	GRANT OF EASEMENT FROM PFIZER INC. TO THE VILLAGE OF HOFFMAN ESTATES, FOR PUBLIC UTILITIES, RECORDED DECEMBER 7, 1982 AS DOCUMENT 26432489, AND THE TERMS AND PROVISIONS THEREOF.

4.	SEWER, DRAINAGE AND CONSTRUCTION EASEMENT AGREEMENT MADE AUGUST 1, 1989 BY AND BETWEEN PFIZER, INC., AND SI DES PLAINES, INC., A DELAWARE CORPORATION RECORDED AUGUST 16, 1989 AS DOCUMENT 89381186, AND THE TERMS AND PROVISIONS THEREOF.

5.	RIGHTS OF THE PUBLIC, THE STATE OF ILLINOIS AND THE MUNICIPALITY IN AND TO THAT PART OF THE LAND TAKEN OR USED FOR ROAD PURPOSES.

6.	PLAT OF DEDICATION FOR PUBLIC STREET AND OTHER PUBLIC PURPOSES RECORDED MAY 12, 1999 AS DOCUMENT 99459271.

7.	PLAT OF EASEMENT FOR PUBLIC UTILITIES RECORDED MAY 12, 1999 AS DOCUMENT 99459273.

8.	EASEMENT AGREEMENT DATED NOVEMBER 5, 1998 AND RECORDED FEBRUARY 25, 1999 AS DOCUMENT 99188442 MADE BY AND BETWEEN SI DES PLAINES, INC., A DELAWARE CORPORATION AND CLAIRE’S STORES, INC., A DELAWARE CORPORATION, AND THE TERMS AND PROVISIONS CONTAINED THEREIN.

9.	GRANT OF EASEMENT TO AT&T CORPORATION FOR USE OF TRANSMISSION SIGNALS RECORDED OCTOBER 29, 2008 AS DOCUMENT NUMBER 0830355097.

10.	ENCROACHMENT OF THE BUILDING OVER THE UTILITY EASEMENT RECORDED AS DOCUMENT 26432489 AS DISCLOSED ON THE SURVEY PREPARED BY JAMES L. HARPOLE, OF BOCK & CLARK’S NATIONAL SURVEYORS NETWORK DATED NOVEMBER 25, 2009, LAST REVISED DECEMBER 9, 2009, DESIGNATED JOB NO. 200901306-1.

11.	ENCROACHMENT OF THE BUILDING OVER THE UTILITY EASEMENT RECORDED AS DOCUMENT 99459273 AS DISCLOSED ON THE SURVEY PREPARED BY JAMES L. HARPOLE, OF BOCK & CLARK’S NATIONAL SURVEYORS NETWORK DATED NOVEMBER 25, 2009, LAST REVISED DECEMBER 9, 2009, DESIGNATED JOB NO. 200901306-1.

12.	ENCROACHMENT OF THE CURB LOCATED MAINLY ON THE LAND OVER AND UNTO PROPERTY WEST AND ADJOINING BY APPROXIMATELY 7.58 FEET AS DISCLOSED ON THE SURVEY PREPARED BY JAMES L. HARPOLE, OF BOCK & CLARK’S NATIONAL SURVEYORS NETWORK DATED NOVEMBER 25, 2009, LAST REVISED DECEMBER 9, 2009, DESIGNATED JOB NO. 200901306-1.

13.	ENCROACHMENT OF THE CURB LOCATED MAINLY ON THE LAND OVER AND UNTO PROPERTY NORTH AND ADJOINING BY APPROXIMATELY 1.08 FEET AS DISCLOSED ON THE SURVEY PREPARED BY JAMES L. HARPOLE, OF BOCK & CLARK’S NATIONAL SURVEYORS NETWORK DATED NOVEMBER 25, 2009, LAST REVISED DECEMBER 9, 2009 DESIGNATED JOB NO. 200901306-1.

14.	ENCROACHMENT OF THE CURB LOCATED MAINLY ON THE LAND OVER AND UNTO PROPERTY SOUTHWEST AND ADJOINING BY APPROXIMATELY 5.93 FEET AS DISCLOSED ON THE SURVEY PREPARED BY JAMES L. HARPOLE, OF BOCK & CLARK’S NATIONAL SURVEYORS NETWORK DATED NOVEMBER 25, 2009, LAST REVISED DECEMBER 9, 2009 DESIGNATED JOB NO. 200901306-1.

15.	ENCROACHMENT OF THE CURB LOCATED MAINLY ON THE LAND OVER AND UNTO PROPERTY NORTH AND ADJOINING BY APPROXIMATELY 1.20 FEET AS DISCLOSED ON THE SURVEY PREPARED BY JAMES L. HARPOLE, OF BOCK & CLARK’S NATIONAL SURVEYORS NETWORK DATED NOVEMBER 25, 2009, LAST REVISED DECEMBER 9, 2009 DESIGNATED JOB NO. 200901306-1.

16.	SUBJECT TO A MEMORANDUM OF LEASE BETWEEN AGNL BLING, L.L.C. AND CLAIRE’S BOUTIQUES, INC. DATED ON OR ABOUT THE DATE HEREOF AND TO BE RECORDED.

EXHIBIT D
BASIC RENT PAYMENTS
1.     Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be Two Million One Hundred Twelve Thousand Four Hundred Thirty-Five and 00/100 Dollars ($2,112,435.00) per annum, payable quarterly in advance on the first (1st) day of each January, April, July and October (each a “Basic Rent Payment Date”), in equal installments of Five Hundred Twenty-Eight Thousand One Hundred Eight and 75/100 Dollars ($528,108.75) each. Pro rata Basic Rent for the period from the date hereof through the first (1st) day of April, 2010 shall be paid on the date hereof, and pro rata Basic Rent for the period from the final Basic Rent Payment Date of the initial Term through the last day of initial Term shall be paid with the final installment of Basic Rent for the initial Term.
2.     CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, Not Seasonally Adjusted, (1982-84=100) (“CPI”) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the annual Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the one (1) year period immediately preceding such adjustment.
3.     Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the first (1st) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the “First Full Basic Rent Payment Date”). As of the first (1st) anniversary of the First Full Basic Rent Payment Date and thereafter on each anniversary of the First Full Basic Rent Payment Date and, if the initial Term is extended, on each anniversary of the First Full Basic Rent Payment Date thereafter, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent one (1) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the “Basic Rent Adjustment Date”), as provided in Paragraph 4 below.

4.     Method of Adjustment for CPI Adjustment.
     (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the greater of (x) the product of such multiplication or (y) two percent (2%) of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, “Beginning CPI” means the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring one (1) year earlier.
     (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.
     (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

EXHIBIT E
CERTIFICATION RELATED TO THE USA PATRIOT ACT
     On behalf of [Insert name of subtenant/assignee] (“[Subtenant/Assignee]”), I hereby certify to the following:
     [Subtenant/Assignee] maintains a place of business that is located at a fixed address (other than an electronic address or post office box) know as [                                             ].
     [Subtenant/Assignee] is subject to the laws of the United State and has no knowledge that it is not in full compliance with laws relating to bribery, corruption, fraud, money laundering and the Foreign Corrupt Practices Act.
     The names and addresses of [Subtenant/Assignee]’s Owners, officers and directors are accurately reflected on Annex A to this certification. “Owner” means any individual who owns, controls, or has the power to vote more than 5% of any class of [Subtenant/Assignee]’s stock, or otherwise controls or has the power to control [Subtenant/Assignee].
     None of said Owners, officers or directors is a Specially Designated National or Blocked Person or is a Person with whom Landlord is prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States. As used herein, the term “Specially Designated National or Blocked Person” shall mean a Person (i) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. governmental entity, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/index.shtml), which List may be updated from time to time; or (ii) otherwise identified by government or legal authority as a Person with whom Landlord or its affiliates are prohibited from transacting business. [Subtenant/Assignee] agrees to confirm this representation and warranty in writing on an annual basis if requested by Landlord to do so.
     [Subtenant/Assignee] does not transact business on behalf of, or for the direct or indirect benefit of, any individual or entity that is a Specially Designated National or Blocked Person or is a Person with whom Landlord is prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States. [Subtenant/Assignee] agrees to confirm this representation and warranty in writing on an annual basis if requested by Landlord to do so.
     I, [                                             ], certify that I have read and understand this Certification and that the statements made in this certification and the attached Annexes are true and correct.

     This Certification is made on behalf of [Subtenant/Assignee].

(Signature)

(Title)

     Executed on this                  day of                            , 200          .
ANNEX A — OWNERS, OFFICERS AND DIRECTORS

NAME	TITLE/POSITION

EXHIBIT F
FORM OF ACH AUTHORIZATION

AUTHORIZATION AGREEMENT FOR DIRECT PAYMENTS (ACH DEBITS)

Company
Name

Company
ID Number

I (we) hereby authorize                                             , hereinafter called COMPANY, to initiate debit entries to my (our) ☐ Checking Account/ ☐ Savings Account (select one) indicated below at the depository financial institution named below, hereafter called DEPOSITORY, and to debit the same to such account. I (we) acknowledge that the origination of ACH transactions to my (our) account must comply with the provisions of U.S. law.

Depository
Name

City

Routing
Number

Branch

State                                                                         Zip

Account
Number

This authorization is to remain in full force and effect until COMPANY has received written notification from me (or either of us) of its termination in such time and in such manner as to afford COMPANY and DEPOSITORY a reasonable opportunity to act on it.

Name(s)

                                (Please Print)
Date

ID Number

Signature

EXHIBIT G
FORM OF SUBORDINATION AGREEMENT
SUBORDINATION AGREEMENT
     THIS SUBORDINATION AGREEMENT (“Subordination Agreement”) dated as of                                  , 20     , is made by CLAIRE’S BOUTIQUES, INC., a Colorado corporation (“Tenant”) and                                  , a                                  (“Manager”) in favor of AGNL BLING, L.L.C., a Delaware limited liability company, (“Landlord”).
WITNESSETH:
     WHEREAS, pursuant to a Lease Agreement dated as of February           , 2010 (the “Lease”) between Landlord and Tenant, Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, certain real property and improvements more particularly described therein (the “Property”);
     WHEREAS, pursuant to a Management Agreement dated                                  , 200           (the “Management Agreement”) between Manager and Tenant, Manager is responsible for the management of the business affairs of Tenant, in return for which Tenant is obligated to pay to Manager [                                  ] fees ( the “Management Fees”); and
     WHEREAS, it is requirement under the Lease that Manager shall have executed and delivered this Subordination Agreement to Landlord;
     NOW, THEREFORE, in consideration of the premises and for the purpose of inducing Landlord to perform its obligations under the Lease, Tenant and Manager hereby covenant and agree as follows:
AGREEMENTS
     1. Incorporation of Recitals. The recitals are incorporated herein by reference.
     2. Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.
     3. Subordination of Management Fees. The Management Fees are subordinated in right of payment, to the extent and in the manner provided in this Subordination Agreement, to the prior payment in full of all Rent and other Monetary Obligations under the Lease.
     4. Payments to Landlord.
          (a) During the pendency of any insolvency or bankruptcy proceedings, or any receivership, reorganization or other similar proceedings in connection therewith, relative to Tenant or its property, and during the pendency of any proceedings for liquidation, dissolution or other winding up of Tenant, whether or not involving insolvency or bankruptcy (any such proceedings hereinafter referred to as “Bankruptcy or Insolvency Proceedings”), Landlord shall be entitled to receive payment in full of all Rent and other Monetary Obligations under the Lease before Manager shall be entitled to receive any payment or distribution on account of the Management Fees. Pursuant to the foregoing, Landlord shall be entitled to receive any payment or distribution on account of the Management Fees which may be payable or deliverable in any such Bankruptcy or Insolvency Proceedings.

          (b) During the existence of any Event of Default under Paragraph 22(a) of the Lease involving a failure to pay Basic Rent (a “Payment Default”), no payment or distribution on account of the Management Fees shall be made until such Payment Default shall have been cured or waived or shall otherwise have ceased to exist.
     5. Termination and Modification of Management Agreement. Upon any termination of the Management Agreement, Manager may, if allowed in the Management Agreement, seek recourse against Tenant, subject to the subordination provisions contained herein. If Manager and Tenant modify or assign the Management Agreement or enter into a replacement management agreement, the Management Agreement or such replacement management agreement must remain subject to all terms of this Subordination Agreement. In any event, Manager and Tenant shall not modify the Management Agreement in any manner materially adverse to Landlord.
     6. Notice. Tenant shall provide Landlord with prompt written notice of any modification, assignment or termination of the Management Agreement, and of any replacement management agreement Tenant enters into, together with copies of any relevant documents entered into in connection therewith.
     7. Term. This Subordination Agreement shall be effective continuously from the date hereof until payment in full of all Rent and other Monetary Obligations under the Lease.
     8. Legal Fees. Each of Manager and Tenant agrees that it shall be jointly and severally liable for all reasonable fees and expenses incurred by Landlord in connection with the enforcement of this Agreement, including, without limitation reasonable attorneys’ fees and expenses.
     9. Assignment of Rights and Responsibilities. This Subordination Agreement shall inure to the benefit of and may be enforced by Landlord and its successors and assigns under the Lease, and shall be binding upon and enforceable against Tenant and Manager and each of their respective successors and assigns.
     10. Choice of Law. This Subordination Agreement will be governed by and construed pursuant to the laws of the State of Illinois (the “State”). Each of Tenant and Manager specifically consents that any action brought under this Subordination Agreement may be brought in any court of competent jurisdiction and venue sitting in the County of Cook, State of Illinois and consents to the service of process issued from said court. Each of Tenant and Manager hereby waives trial by jury in and in respect of any and every action, proceeding, claim (whether or not denominated, a claim, counterclaim, cross-claim, off-set or the like) brought or asserted by Landlord with respect to any matter arising out of, under or connected with this Subordination Agreement.

     11. Amendments. This Subordination Agreement may be modified, amended, discharged or waived only by an agreement in writing signed by each of the parties hereto.
     12. Severability. If any one or more of the provisions contained in this Subordination Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Subordination Agreement, but this Subordination Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
(Signature page follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be executed under seal as of the day and year first written above.

MANAGER:

a

By:
Name:
Title:

TENANT: CLAIRE’S BOUTIQUES, INC., a Colorado corporation
By:
Name:
Title: